SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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MILLIPORE CORPORATION

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N/A

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NOTICE OF ANNUAL MEETING OF

SHAREHOLDERS

To Be Held May 12, 2009

To the Shareholders of

    Millipore Corporation

The Annual Meeting of Shareholders (the “Annual Meeting”) of Millipore Corporation (“Millipore” or “the Company”) for 2009 will be held at Millipore’s headquarters, 290 Concord Road, Billerica, Massachusetts 01821 on Tuesday, May 12, 2009 at 10:00 a.m. local time, for the following purposes:

1.	To elect Rolf A. Classon, Mark Hoffman, John F. Reno and Karen E. Welke as Class I directors to serve a three-year term until the Company’s annual meeting 2012;

2.	To consider and act upon a proposal to ratify PricewaterhouseCoopers LLP as Millipore’s independent registered public accounting firm for 2009; and

3.	To transact such other business as may properly come before the meeting and any adjournments thereof.

Shareholders of record on the books of Millipore at the close of business on March 16, 2009 will be entitled to receive notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors
Jeffrey Rudin, Secretary

Billerica, Massachusetts

March 27, 2009

Whether or not you plan to attend the Annual Meeting in person, it is important that you vote as soon as possible to assure your representation at the meeting.

MILLIPORE CORPORATION

290 Concord Road

Billerica, Massachusetts 01821

978 715-4321

PROXY STATEMENT

This Proxy Statement is being furnished to shareholders of Millipore Corporation in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of Millipore, and at any adjournments thereof. The meeting will be held at our headquarters, 290 Concord Road, Billerica, Massachusetts 01821 on Tuesday, May 12, 2009 at 10:00 a.m. This solicitation of proxies is being made on behalf of Millipore by its Board of Directors.

The Board of Directors of Millipore (the “Board”) has fixed the close of business on March 16, 2009 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. As of March 16, 2009 there were approximately 55,418,134 shares of Millipore Common Stock issued, outstanding and entitled to vote. Each shareholder is entitled to one vote per share of Common Stock held by such shareholder on each matter submitted to a vote.

Under rules recently adopted by the U.S. Securities and Exchange Commission (“SEC”), Millipore is now furnishing proxy materials to shareholders on the Internet, rather than mailing printed copies of those materials to each shareholder. You will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. Shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. We anticipate that the Notice of Internet Availability of Proxy Materials will be mailed to shareholders on or about March 31, 2009. It is Millipore’s belief that this process conserves natural resources and reduces the costs of printing and distributing proxy materials.

All properly executed proxies or electronic votes will be voted at the meeting in accordance with the instructions contained therein. If you sign and return your proxy card or vote electronically without making any specific selections, your shares will be voted in the manner recommended by the board of directors and otherwise in the discretion of the named proxies in other matters not included in this proxy statement that properly come before the annual meeting. A shareholder executing and returning a proxy has the power to revoke it at any time before it is voted at the meeting by filing with the Secretary of Millipore an instrument revoking it, by submitting a duly executed proxy or electronic vote bearing a later date, or by attending the meeting and voting in person. Attendance at a meeting will not, in and of itself, constitute revocation of a proxy.

We will bear the costs of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal meeting, Internet, advertisement, telephone, and facsimile machine, as well as by use of the mails by the Directors, officers and employees of Millipore, without additional compensation to them. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a shareholder of record with respect to those shares and the Notice of Internet Availability of Proxy Materials has been sent directly to you by Broadridge Financial Solutions, Inc. (“Broadridge”). If you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of shares, and the Notice of Internet Availability of Proxy Materials is being forwarded to you. It is anticipated that banks, brokerage houses, and other custodians, nominees, or fiduciaries will be requested to forward solicitation materials to their principals and to obtain authorization for

MILLIPORE PROXY STATEMENT	1

the execution of proxies and that they will be reimbursed by the Company for their out-of-pocket expenses incurred in providing those services.

The holders of a majority in interest of all stock issued, outstanding and entitled to vote are required to be present in person or be represented by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. When any matter to be acted upon at the Annual Meeting requires, in accordance with the laws of the Commonwealth of Massachusetts, a favorable vote by shareholders who hold at least a majority of the Common Stock outstanding, both abstentions and broker “non votes” will be considered a vote “Against” the matter; when the matter to be acted upon requires only a favorable vote by shareholders who hold either a plurality or a majority of the shares present and eligible to vote at the meeting, abstentions will again be considered a vote “Against” the matter; but broker “non votes” will have no affect on the outcome, i.e., they will not be considered. If you are a beneficial owner and hold your shares in street name and do not provide the organization that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters but cannot vote on non-routine matters without receiving your specific voting instructions. When a broker determines it cannot vote without receiving your specific instructions, this is called a “broker non-vote.” We believe that both proposal 1 concerning election of directors and proposal 2 concerning ratification of accountants will be considered routine matters.

CONFIDENTIAL VOTING POLICY

We have a Confidential Shareholder Voting Policy in effect which is intended to encourage shareholders to cast votes on issues presented to them as shareholders without concern for the impact that their vote might have on their other relationships with Millipore, whether as employee, supplier, customer, or in any other capacity. The policy provides, among other matters, that we will arrange for the tabulation of all shareholder votes by representatives of Broadridge or by persons who are otherwise unaffiliated with Millipore and not employed by us. The persons who tabulate votes and who have custody of proxies, ballots and other voting materials have been instructed as to this policy of confidentiality and to handle all such materials (or to destroy them) in a way that does not reveal the identity and vote of any shareholder specifically, and have been asked to certify compliance with this policy at the completion of each meeting of shareholders.

Our Confidential Voting Policy does not interfere with the entitlement of our officers, employees and agents to seek the identity of those shareholders who have not voted for the purpose of encouraging them to do so.

In the event of a proxy contest, or the like, we need not abide by our policy of confidentiality unless the opposition similarly agrees to do so. Failure in any instance to conform to this policy shall not invalidate any ballot or proxy or otherwise affect any action taken by our shareholders.

We have retained Broadridge to tabulate the vote in connection with the matters to be acted upon at the Annual Meeting and we have instructed Broadridge as to Millipore’s Confidential Shareholder Voting Policy.

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MANAGEMENT AND ELECTION OF DIRECTORS

Millipore’s by-laws provide for the division of the number of its Directors into three classes. The term of one class of Directors expires each year in rotation so that one class is elected at each Annual Meeting for a full three-year term, subject to the Company’s by-laws and Governance Guidelines. Pursuant to the New York Stock Exchange (“NYSE”) listing standards applicable to corporate governance, our Board of Directors has determined that all of its members, with the exception of Dr. Madaus, are independent of the Company and its management. No member, except Dr. Madaus, has a material relationship with the Company. See “Certain Relationships and Related Transactions.”

Millipore shareholders this year will be voting on the election of the four individuals identified as Class I Directors, whose terms will expire at the Annual Meeting of Shareholders in 2012, subject to the Governance Guidelines. Each nominee in Class I is now a Director of Millipore and was elected as such at the 2006 Annual Meeting of Shareholders. All nominees have been designated as such by the Board of Directors based on the recommendations of the Governance and Public Policy Committee, none of the members of which is an employee of Millipore. Six Directors will continue in office for the remainder of the terms indicated below.

Unless otherwise specified, the accompanying form of proxy will be voted for the election of the nominees listed below. A shareholder may withhold his or her vote from any nominee by notation of that fact on the enclosed proxy. All nominees have consented to being named herein and have agreed to serve if elected. If any such nominee should become unable to serve by the time of the election, a circumstance which is not anticipated, the proxies may be voted to fix the number of Directors at such lesser number as are available to serve, or for a substitute nominee designated by the Board of Directors.

A favorable vote by shareholders who hold at least a plurality of the Common Stock of Millipore present or represented by proxy at the Annual Meeting and voting thereon is required for the election of the Class I Directors.

The Board recommends a vote FOR all nominees to serve as Class I Directors.

MILLIPORE PROXY STATEMENT	3

Nominees for Election as Directors for Terms Expiring in 2012 (Class I)

Rolf A. Classon, 63, Chairman of the Board, Hillenbrand Industries, Inc.

Mr. Classon has been a Director of Millipore since December 2005 and is currently a Member of the Governance and Public Policy Committee and the Technology Committee.

Mr. Classon received a degree in Chemical Engineering from Gothenburg School of Engineering (Sweden) in 1965 and a politices magister degree (MBA equivalent) in 1969 from the University of Gothenburg (Sweden). In 1969, Mr. Classon joined Pharmacia AB, a developer and global supplier of pharmaceuticals, chemicals, instruments and expertise for biological and biotechnological research products and served in positions of increasing responsibility until 1974. Mr. Classon served in several management consulting roles until 1981, when he became President of the Hospital Products Division for Pharmacia. In 1984, Mr. Classon became President of Pharmacia Development Company, an in-house mergers/acquisitions and venture capital group. From 1989 until 1991, Mr. Classon served as President and Chief Operating Officer of Pharmacia Biosystems AB. In 1991, Mr. Classon joined Bayer Diagnostics, an international research-based company active in life sciences, polymers and chemicals, and served in positions of increasing responsibility: Executive Vice President Worldwide Marketing, Sales and Service (1991); and head of Bayer’s Worldwide Business Group – Diagnostics (1995-2002). From 2002 until his retirement in 2004, Mr. Classon served as Chairman of the Executive Committee, Bayer Healthcare, a subsidiary of Bayer AG and as President of Bayer Healthcare LLC. In 2002, Mr. Classon was elected a Director of Hillenbrand Industries, Inc., a company that owns and operates businesses that provide products and services for the health care and funeral services industries. He was named Vice Chairman of the Board in December 2003 and in May 2005 was elected Interim President and Chief Executive Officer and served as such until March 20, 2006. In February 2006 Mr. Classon was elected Chairman of the Board of Hillenbrand Industries, Inc., effective March 20, 2006. Mr. Classon serves on the Board of Directors of Enzon Pharmaceuticals, Inc., PharmaNet Development Corporation, Eurand N.V. and is Chairman of the Board of Auxilium Pharmaceuticals, Inc.

Mark Hoffman, 70, Independent Investor and Consultant*

Mr. Hoffman has been a Director of Millipore since 1976 and is currently a Member of the Audit and Finance Committee and the Management Development and Compensation Committee.

Mr. Hoffman received an undergraduate degree from Harvard College in Engineering and Applied Physics, a Masters degree in economics from Cambridge University and an M.B.A. from the Harvard Graduate School of Business Administration. In 1963, as an M.I.T. Fellow in Africa, Mr. Hoffman joined the East African Common Services Organization as Acting Financial Secretary. In 1966, Mr. Hoffman joined the International Finance Corporation (investment banking affiliate of the World Bank) as Investment Officer responsible for private sector financing in Europe and Mexico. From 1969 to 1974, Mr. Hoffman served as a Director of Hambros Bank, Ltd., London, England and Head of its International Banking and Issues Division. From 1975 to 1981, Mr. Hoffman was a Director, Senior Vice President and Chief Financial Officer of George Weston, Ltd. and was appointed President of its Resource Group in 1981. From 1982 until 1984, Mr. Hoffman served as Managing Director of Guinness Peat Group p.l.c., engaged through subsidiaries worldwide in merchant banking, insurance brokerage, leasing, property, energy and other management and financial service activities. Since 1984, when he undertook his current activities as an independent investor and consultant, Mr. Hoffman has served as an independent non-executive director of numerous public and private companies in the U.K., U.S. and Canada, including LAC Minerals

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Limited, International Financial Markets Trading Limited, and Guinness Flight Global Asset Management Limited. He was also Chairman of United World Colleges International in the growth phase of that world-wide educational institution from 1994 to 2000, and remains its Vice President. In 2007, Mr. Hoffman retired as Chairman of Guinness Flight Venture Capital Trust (UK) and as director of George Weston Limited (Canada). He is currently Chairman of Cambridge Research Group Ltd., a private technology development capital company in England, and serves as a Director of Advent International Corporation (US), Hermes Focus Asset Management Limited (UK), Glenhuron Bank Limited and Glenmaple Reinsurance Company Limited (Barbados).

John F. Reno, 69, Retired Chairman, President and Chief Executive Officer, Dynatech Corporation*

Mr. Reno has been a Director of Millipore since 1993 and is currently Chairman of the Audit and Finance Committee and a Member of the Management Development and Compensation Committee.

Mr. Reno received an undergraduate degree from Dartmouth College and an M.B.A. from Northwestern University. In 1964, Mr. Reno joined G. H. Walker & Co., an investment banking firm in New York City, and served in various capacities prior to becoming a partner in that firm. In 1974, Mr. Reno joined Dynatech Corporation, manufacturer of a diversified line of proprietary electronic microprocessor-based equipment, instruments and systems, as General Manager and President of the Cryomedical Division. He subsequently held a number of senior management positions, including Vice President for Corporate Development (1979); Senior Vice President for Corporate Development (1982); Executive Vice President (1987) and President and Chief Operating Officer (1991). From 1993 until his retirement in 1999, Mr. Reno served as President and Chief Executive Officer of Dynatech. He was also a member of the Board of Directors of Dynatech from 1993 (becoming Chairman of the Board, 1996) until his retirement. He is a Trustee (former Chairman of the Board of Trustees) of the Boston Museum of Science, and is now also a Trustee and Chair of the Compensation Committee of WGBH Broadcasting in Boston. Mr. Reno is the founder of “A Better Chance” program for disadvantaged youths in Winchester, Massachusetts. He is also a Director of Nelson Irrigation Corporation and Longitude Health, Inc.

Karen E. Welke, 64, Retired Group Vice President, Medical Markets, 3M Corporation

Ms. Welke has been a Director of Millipore since December 2002 and is currently Chairwoman of the Management Development and Compensation Committee and a Member of the Governance and Public Policy Committee.

Ms. Welke received her education at Wittenberg University and the University of Wisconsin in Milwaukee. In 1989, she attended the London School of Economics International Business Program, sponsored by the University of Texas. In 1965, she joined Will Ross, Inc., Milwaukee, Wisconsin and over the following ten years she held various sales, marketing and product management positions. Ms. Welke joined 3M in 1976 in market development for the Surgical Products Division. In 1981 she was appointed International Director for that division, and in 1984 Ms. Welke was appointed Group Director, Healthcare, 3M Europe, Brussels, Belgium. She returned to the U.S. in 1986 as General Manager, 3M Sarns, Inc., Ann Arbor, Michigan, and in 1989 returned to St. Paul, Minnesota as Vice President, Medical-Surgical Division. In 1991 Ms. Welke returned to Europe as Managing Director, 3M France, and in 1995 she was appointed Group Vice President, Medical Markets, St. Paul, Minnesota. Ms. Welke has served on numerous professional and non-profit organizations, including the board of directors of several U.S. hospitals; The Board of Governors of the American Hospital of Paris; The

American Chamber of Commerce in France; and the Board of Directors of the Health Industry Manufacturers Association

MILLIPORE PROXY STATEMENT	5

(now AdvaMed). Now retired from 3M, Ms. Welke serves on the Board of Project HOPE, Millwood, Virginia. In May, 2007, after twelve years of service, she retired from the board of Pentair, Inc., Golden Valley, Minnesota. In May 2008, Ms. Welke was voted on to the Board of 3D Systems Corporation, Rock Hill, South Carolina.

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DIRECTORS CONTINUING IN OFFICE

Term Expiring at the 2010 Annual Meeting of Shareholders (Class II)

Prof. Dr. Daniel Bellus, 71, University of Fribourg (Switzerland)

Prof. Dr. Bellus has been a Director of Millipore since 2000 and is currently a Member of the Governance and Public Policy Committee and the Technology Committee.

Prof. Dr. Bellus received his Master’s Degree and a Ph.D. in Chemistry from Slovak Technical University (Bratislava) in 1967. He continued his studies as a Postdoctoral Fellow at the Federal Institute of Technology (ETH) in Zurich (1967-1969). From 1969-1996, Prof. Dr. Bellus served in positions of increasing responsibility with Ciba-Geigy Ltd., a Swiss pharmaceutical company in Basel: Department Head, Central Research Laboratories (1969-1981); Director, Central Research Laboratories, responsible for development of several emerging synthetic methodologies (1981-1985); Director, Research & Development, Agricultural Division of Ciba-Geigy worldwide (1985-1991), Director, Corporate Research Units, responsible for the direction of Ciba-Geigy’s research programs and collaborative strategic alliances world-wide in areas of bioorganic chemistry and biomaterials (1991-1996), and a global Head of Additives Research of Ciba SC Inc., Basel (until 2001). Since 1980, he has also lectured as a Professor at the Institute of Organic Chemistry, University of Fribourg. Since 1997, he has been President and CEO of “Bellus Science and Innovation, International Consulting,” located in Riehen/Basel (Switzerland). Prof. Dr. Bellus has been a named inventor on 50 patents and is the author or co-author of numerous scientific papers relating to the synthesis and use of compounds for the chemical and pharmaceutical industries. He has received numerous scientific honors including Gold Medal of the Slovak Chemical Society (1993); Fellow of the Royal Society of Chemistry (U.K.) (1996); Honorary Ph.D. of Czech Technical University (Prague) (1997) and Foreign Fellow of the Japan Society for the Promotion of Science (1999). Prof. Dr. Bellus is a member of many scientific societies, including Swiss and American Chemical Society. He also serves as a member of the Board of Governors of the Foundation for Discovery-to-Business Transfer (Basel) and as a member of several Scientific Advisory Boards in Switzerland and the Czech Republic.

Robert C. Bishop, Ph.D., 66, Chairman of the Board, AutoImmune, Inc.

Dr. Bishop has been a Director of Millipore since 1997 and is currently a Member of the Audit and Finance Committee and the Technology Committee.

Dr. Bishop received his undergraduate degree from the University of Southern California and an M.B.A. from the University of Miami, Florida. He received a Ph.D. degree in Biochemistry from the University of Southern California. In 1976, Dr. Bishop joined American Hospital Supply Corporation (AHSC), a manufacturer and distributor of health care products, and served in various research and development positions until 1981. Dr. Bishop subsequently held a number of senior management positions with AHSC including: Vice President, Planning and Business Development for Laboratory and International businesses (1981-1984); Vice President, General Manager of Operations, American BioScience Division (1984-1985) and Vice President, Planning and Business Development, Medical Sector (1985-1986). In 1986, Dr. Bishop joined Allergan, Inc., manufacturer of eye care and skin care products, as President of the Allergan Medical Optics Division, becoming Senior Vice President of Corporate Development in 1988. In 1989, he became President of the Allergan Pharmaceuticals Division and President of the Therapeutics Group in 1991. Since 1992, Dr. Bishop has served as President and Chief Executive Officer of AutoImmune, Inc., a biopharmaceutical company. During 1999, he also became Chairman of the AutoImmune Board of Directors. Dr. Bishop serves as Chairman of the Board of Directors of Caliper Life Sciences, Inc. and as a Trustee, MFS/Compass Funds Complex (consisting of three funds/forty portfolios advised by MFS Investment Management).

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Edward M. Scolnick, M.D., 68, Senior Associate Member Broad Institute, Massachusetts Institute of Technology (MIT) and Harvard University

Dr. Scolnick has been a Director of Millipore since 2001 and is currently Chairman of the Technology Committee.

Dr. Scolnick received his A.B. Degree from Harvard College in 1961 and his M.D. from Harvard Medical School in 1965. From 1967-1970, Dr. Scolnick served in several research capacities at the National Heart Institute. In 1970, he joined the National Cancer Institute as a Senior Staff Fellow and held positions of increasing responsibility (Head of the Genetics Section (1971-1975) and Chief, Laboratory of Tumor Virus Genetics and Head of the Molecular Virology Section (1975-1982)). In 1982, Dr. Scolnick joined Merck & Co., Inc., a global research-driven pharmaceutical company, as Executive Director of Basic Research, Virus & Cell Biology Research, of the Company’s Research Laboratories, becoming Vice President, Virus and Cell Biology Research in 1983. In 1984, Dr. Scolnick became Senior Vice President, Research, and Senior Vice President of Cell Biology Research. In 1985, Dr. Scolnick became President of Merck Research Laboratories, and Senior Vice President of Merck & Co., Inc., serving in both capacities until his retirement in December 2002, when he chose to renew his work as a research scientist. He also served as Executive Vice President, Science & Technology of Merck & Co., Inc. from 1993, and as a Director of Merck & Co., Inc., from 1997, until December 2002. Dr. Scolnick retired from Merck Research Laboratories in September 2004. On September 1, 2004, Dr. Scolnick became an Associate Member of the Broad Institute, a research collaboration of the Massachusetts Institute of Technology, Harvard University and its hospitals, and the Whitehead Institute for Biomedical Research, and became a Senior Associate Member on September 1, 2006. Dr. Scolnick has received numerous academic appointments and was Frank H.T. Rhodes Class of ‘56 visiting professor at Cornell University and Regents Lecturer, University of California, Berkeley. He has also authored or co-authored a number of scientific papers on virus and cell biology research. He is a Member of the National Academy of Sciences and its Institute of Medicine. Dr. Scolnick is also a member of the Board of Directors of: McLean Hospital; McGovern Institute for Brain Research; and Alinea Pharmaceuticals Inc. He is also a Senior Scientific Advisor to MPM Capital, a global asset management firm focused on health care investments. In January 2009, Dr. Scolnick joined Clarus Ventures, LLC as a Venture Partner.

Term Expiring at the 2011 Annual Meeting of Shareholders (Class III)

Melvin D. Booth, 63, Retired President and Chief Operating Officer, MedImmune, Inc.

Mr. Booth has been a Director of Millipore since 2004 and is currently the Lead Director.

Mr. Booth received an undergraduate degree from Northwest Missouri State University in 1967 and holds an honorary Doctor of Science degree. He received his Certified Public Accounting (C.P.A.) designation in 1972. From 1967-1968, Mr. Booth practiced public accounting with McGladrey & Pullen. In 1968, he joined Kwik-Way Industries, Inc., a manufacturer of precision machine tools for the automotive after-market, as corporate controller and subsequently became Vice President of Finance. In 1975, Mr. Booth joined Den-Tal-Ez, Inc., a manufacturer of major equipment for dental offices, as Vice President of Finance and subsequently became Executive Vice President, responsible for U.S. operations. Syntex, Inc. acquired Den-Tal-Ez, Inc. in 1979 and Mr. Booth became President of Syntex Dental Products, Inc. in 1981. Mr. Booth was with Syntex, Inc., primarily a pharmaceutical company, from 1979 to 1995, where he held a variety of positions, including serving as President, Syntex Dental Products from 1981 to 1986 and President of Syntex, Inc. Canada from 1986-1991. From 1991-1992, he served as an area Vice President of Syntex, Inc. Mr. Booth served as the President of Syntex Pharmaceuticals Pacific from 1992-1993. He served as Vice President of Syntex Corporation from 1992 to mid-1995, including being President of Syntex Laboratories, Inc., Syntex’s U.S. pharmaceuticals business. Mr. Booth was

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President, Chief Operating Officer and a member of the Board of Directors of Human Genome Sciences, Inc., a global biopharmaceutical company, from July 1995 until October 1998. From 1998 until his retirement at the end of 2003, Mr. Booth was President and Chief Operating Officer of MedImmune, Inc., a biotechnology company (acquired by AstraZeneca PLC in June 2007). Mr. Booth was a member of the Board of Directors of MedImmune, Inc. from 1998 until March 2005. Mr. Booth has been active in the U.S. pharmaceutical industry organizations and is the past chairman of the Pharmaceuticals Manufacturers Association of Canada. Mr. Booth currently serves on the board of Ventria BioScience and is Chairman of the Board of PRA International, Inc. Mr. Booth also serves on Genstar Capital’s Strategic Advisory Committee. Mr. Booth is active in many educational and philanthropic causes, including the establishment of The Melvin and Valorie Booth College of Business and Professional Studies at Northwest Missouri State University.

Maureen A. Hendricks, 57, Former Managing Director, Salomon Smith Barney, Inc.

Mrs. Hendricks has been a Director of Millipore since 1995 and is currently Chairwoman of the Governance and Public Policy Committee and a Member of the Management Development and Compensation Committee.

Mrs. Hendricks received her A.B. Degree from Smith College in 1973, and subsequently attended the Harvard Business School Program for Management Development (1980). In 1973, Mrs. Hendricks joined the New York investment banking firm of J.P. Morgan & Co., where she served in various management positions within the firm including International Financial Management (1980-1983); U.S. Banking Department (1984- 1988) and Structured Finance (1988-1991). From 1991-1993, Mrs. Hendricks served as the senior manager of the firm’s European Equities and Equity Derivatives business in London, England and was a Director of J.P. Morgan Securities Ltd. Mrs. Hendricks returned to New York to serve as the head of the firm’s Global Debt Capital Markets and had responsibility for the firm’s corporate fixed income activities in North America and was a Director of J.P. Morgan Securities, Inc. In March, 1996, Mrs. Hendricks was named Managing Director in charge of New Business Development of J.P. Morgan. In May, 1997 Mrs. Hendricks joined Salomon Brothers Inc. as Managing Director/Co-Head of Global Energy. Upon the acquisition of Salomon Brothers by The Travelers Group and the latter’s subsequent merger with Citicorp, she became Head of the Global Energy and Power Group of the combined Salomon Smith Barney, Inc. Mrs. Hendricks was an Advisory Managing Director of Salomon Smith Barney from May 2001 until January, 2003. Mrs. Hendricks is also the Chairwoman of the Audit Committee and a member of the Compensation Committee and the Nominating and Governance Committee of NTR Acquisition Co. which completed an initial public offering in January, 2007. In December 2008, Mrs. Hendricks was named non-executive Chair of the Board of Directors of Fred Alger Management, Inc. Mrs. Hendricks previously served on the Board of Directors of Bimini Capital Management, Inc., the Young Women’s Christian Association (YWCA) of the U.S.A., and the New Jersey Shakespeare Festival.

Martin D. Madaus, Ph.D., 49, Chairman, President and Chief Executive Officer, Millipore Corporation

Dr. Madaus received a Doctor of Veterinary Medicine degree from the University of Munich (Germany) in 1985 and a Ph.D. in Veterinary Medicine from the Veterinary School of Hanover (Germany) in 1988.

From 1989-1996, Dr. Madaus served in various positions of increasing responsibility both in Germany and the U.S. at Boehringer Mannheim, a manufacturer of pharmaceutical drugs and diagnostic technologies and products, including: Product Manager (1989-1992); Director, Marketing Support (1992-1994); International Product Management (1995); and

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Director of Product Planning (1996). In 1996, Dr. Madaus became President and General Manager of Boehringer Mannheim Canada. In 1998, Hoffman La Roche, a leading pharmaceutical and diagnostics company acquired Boehringer Mannheim. He led the integration of the Diagnostics businesses in Canada and continued to serve as President of Roche Diagnostics Canada until 1999. In 1999 he became Vice President of Business Development of Roche Molecular Systems. From 2000 until December 2004, Dr. Madaus served as President and Chief Executive Officer of Roche Diagnostics Corporation (Indiana). On January 1, 2005, Dr. Madaus joined Millipore as President, Chief Executive Officer and as a Director. In February 2005, Dr. Madaus was elected Chairman of the Board effective March 1, 2005. Dr. Madaus also serves as a board member of each of the New England Healthcare Initiative, the Analytical & Life Science Systems Association, the Massachusetts High Technology Council, Predictive Biosciences, Inc., a privately held company in Lexington, MA and the YMCA of Greater Boston.

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Corporate Governance

Committees, Meetings and Compensation of Directors; Shareholder Communications with Directors

During 2008, the Millipore Board of Directors had four standing committees.

Audit and Finance Committee

The Audit and Finance Committee (the “Audit Committee”) is comprised of at least three directors. The Board of Directors has determined that all of the Committee members satisfy the definition of “audit committee financial expert” as contained in Item 407 of SEC Regulation S-K. The Board of Directors has determined that each of the Committee members satisfy the independence requirements of the Securities Exchange Act of 1934 and the rules adopted by the SEC thereunder, and the listing standards of the NYSE. The Board of Directors has adopted a charter setting forth this Committee’s audit-related responsibilities which include, among others: recommending the selection of the independent registered public accounting firm to the Board of Directors; approving the scope of and fees for services rendered as well as reviewing the results of the independent audit; reviewing matters relating to internal audit functions and other matters concerning corporate finance; and reviewing Millipore’s quarterly and annual reports. See “Report of the Audit and Finance Committee.” (The Charter of the Audit and Finance Committee is posted to Millipore’s website: www.millipore.com) The Audit and Finance Committee held eleven meetings during 2008. In addition, the Chair of the Audit Committee consults with management periodically and as particular situations require.

Governance and Public Policy Committee

The Governance and Public Policy Committee is comprised of at least three directors, all of whom the Board of Directors have determined are independent of the Company and its management. This Committee recommends nominees for election as directors to the full Board of Directors. It also evaluates and makes recommendations with respect to the structure of the Board itself, the responsibilities and membership of the various Committees of the Board, and the role of the Board in relation to management. The Committee also has oversight authority on corporate governance matters. In addition, it serves a public policy function, which includes consideration of questions of social responsibility. In its nominating capacity, this Committee considers recommendations for nominee candidates from other directors, management and shareholders. The Committee may also retain the services of a third party search firm to assist in identifying and evaluating potential nominees. To qualify as a member of the Board of Directors, a candidate shall be of high moral character and have such business, professional or other experience as the Committee and Board of Directors determine to be desirable given the then current makeup of the Board. The Committee evaluates recommendations for nominee candidates received from shareholders in the same manner as it would evaluate recommendations from other directors and management. Shareholders wishing to submit candidates for consideration as nominees may do so by directing an appropriate letter and resume to Jeffrey Rudin, Vice President and General Counsel of Millipore. (The Charter of the Governance and Public Policy Committee is posted to Millipore’s website: www.millipore.com) The Governance and Public Policy Committee held three meetings during 2008.

Management Development and Compensation Committee

The Management Development and Compensation Committee (the “Compensation Committee”) is comprised of at least four directors. The Board of Directors has determined that each member of the “Compensation Committee” is independent of the Company and management and is an “outside director” for purposes of Section 162(m) of the Internal Revenue

MILLIPORE PROXY STATEMENT	11

Code. The Compensation Committee reviews the qualifications of Millipore’s officers and nominates them for election by the full Board. It also fixes, subject to approval by the full Board, the annual compensation of the Chief Executive Officer (the “CEO”) and approves the compensation of all other elected officers. The Compensation Committee also considers compensation plans for management and administers the Millipore Incentive Plan and equity incentive plans. In addition, the Compensation Committee retains an independent outside compensation consultant to advise the Committee on matters related to CEO and other executive compensation. (See “Compensation Discussion and Analysis of Executive Compensation” and “Report of the Management Development and Compensation Committee”). It has responsibility for the periodic examination of Millipore’s overall compensation structure. In its development capacity, it reviews organizational concepts, the development and promotion potential of Millipore’s senior level of management as well as its long range personnel needs and its training and education activities. (The Charter of the Compensation Committee is located on the Millipore website: www.millipore.com) The Compensation Committee held six meetings during 2008.

Compensation Committee Interlocks and Insider Participation. During 2008, no Director who served as a member of the Compensation Committee had an interlocking or other insider relationship with Millipore that would detract from the Director’s independence as a Compensation Committee member.

Technology Committee

The Technology Committee is comprised of at least three directors, two of whom shall, in the opinion of the Board of Directors have scientific expertise. This Technology Committee is responsible for the review and assessment of the Company’s technology portfolio and short-term and long-term technology strategies. The Technology Committee also identifies and explores, with management, significant emerging technology trends and issues; assists management in evaluating third party technology; and evaluates the effectiveness of senior management in implementing the Company’s operational and strategic research and development initiatives. (The Charter of the Technology Committee is located on the Millipore website: www.millipore.com). The Technology Committee held two meetings during 2008.

Board of Directors

During 2008, the Millipore Board of Directors held five meetings. It is the policy of the Board of Directors that Directors are expected to make good faith efforts to attend all Board and assigned Committee meetings and the Annual Meeting of Shareholders. All Directors attended at least 75% of the Board and relevant committee meetings held during 2008. All Directors attended the 2008 Annual Meeting of Shareholders.

On February 15, 2007, the Board appointed Melvin D. Booth to serve as the Board’s Lead Director and to preside over all executive sessions of non-management directors. The appointment became effective concurrent with the Company’s Annual Meeting of Shareholders on May 4, 2007.

Compensation of Directors

Each non-employee Director receives a fixed annual retainer of $60,000 and is entitled to receive additional annual compensation for services on a committee. The Lead Director of the Board, in addition to the base annual fee, receives an annual fee of $35,000 for such service. Members of the Audit and Finance Committee receive an annual fee of $18,000. Members of the Management Development and Compensation Committee receive an annual fee of $12,000. Members of the Governance and Public Policy Committee and the Technology Committee receive an annual fee of $8,000 for each committee membership. The chair of the Audit and Finance Committee, in addition to the base annual fee, receives an annual fee of $15,000. The chair of the Management Development and Compensation Committee, in addition to the base

12	MILLIPORE PROXY STATEMENT

annual fee, receives an annual fee of $10,000. The chairs of the Governance and Public Policy Committee and the Technology Committee, in addition to the base annual fee, each receive an annual fee of $7,500. Board and committee fees are paid quarterly, and are subject to deferral. Dr. Madaus receives no additional compensation for services as a Director.

On February 15, 2008, the Board approved an annual equity award with a grant date fair value of $140,000 to be comprised of 50% restricted stock units and 50% options, both of which will vest in equal installments over four years. On February 11, 2009, the Board approved an initial equity award for each new director with a grant date fair value of $70,000 to be comprised entirely of options, upon the election or appointment of the director. Information with respect to compensation paid by the Company to non-employee Directors during 2008 is set forth under the caption “Compensation of Non-Employee Directors.”

Shareholder Communications with the Board of Directors

Shareholders, and other interested parties, can communicate directly with the Board of Directors by writing to: Board of Directors, Millipore Corporation, 290 Concord Road, Billerica, MA 01821. Communications may also be sent directly to individual directors by name c/o Board of Directors at the same address. The communication will be reviewed by the Chairman of the Board, who will determine whether or not it will be relayed to the Board or the individual director, as appropriate. A shareholder, or other interested party, wishing to communicate only with the non-management members of the Board of Directors can address the communication to: “Independent Directors, c/o Board of Directors” at the address above. These communications will be handled by the Lead Director who presides at meetings of non-management directors.

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Compensation Discussion and Analysis of Executive Compensation

Executive Summary

This Compensation Discussion and Analysis is intended to explain the material factors underlying Millipore’s compensation policies with regard to the Company’s named executive officers (“NEOs”) in 2008.

Guiding Principles

The Management Development and Compensation Committee of the Board of Directors (the “Compensation Committee”) is responsible for determining compensation and administering the Company’s compensation program for executive officers. Millipore uses executive compensation as a tool to attract, develop and retain executive officers while promoting the achievement of strategic corporate goals and corporate financial goals, in alignment with the creation of long term shareholder value. The Company’s executive compensation program is designed to provide each executive officer with total annual compensation that is commensurate with the executive’s experience, responsibilities and demonstrated performance in meeting the business objectives of the Company and is competitive against the market in which Millipore competes for executive talent.

Target Pay Philosophy

Millipore’s total annual compensation program for executive officers consists of three elements that support the Compensation Committee’s objective of encouraging executive officers to maintain a desirable balance between short-term results and long-term strategic decisions necessary to sustain the Company’s business performance over time:

Compensation Element	Description	Alignment with Compensation Committee Objectives
Base Salary	Base salary is market-competitive and determined based on each executive’s experience, responsibilities and demonstrated performance.	Attract and retain highly qualified executives and provide merit adjustments to promote high business performance.

Annual Cash Awards	Annual cash payouts depend on individual performance and Company performance against annual operating targets.	Attract and retain highly qualified executives while rewarding near-term business performance.

Equity Awards	Equity grant value determined based on individual performance and retention objectives for each executive. Equity grants are comprised of stock options that vest in equal installments over four years and restricted stock units that vest 100% after three years, subject to time-based (2008 grants) or performance-based (2009 grants) requirements.	Attract and retain highly qualified executives while rewarding longer-term business performance and recognizing the value of longer-term strategic decisions. Align executive and shareholder interests.

Variable performance-based compensation, including both cash and equity awards, provides approximately 70%—75% of target total annual compensation for the named executive officers other than the CEO, and approximately 80%—85% of target total annual compensation for the CEO.

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Recent Changes in Millipore’s Compensation Program for Executive Officers

The Compensation Committee reviews and evaluates the compensation program on an ongoing basis each year to ensure that it is in line with the Compensation Committee’s philosophy. Recent changes in the Company’s executive officer compensation program include:

■

Adjusting the target for total direct compensation (salary, bonus and equity) from the 65th market percentile to the market median. Opportunities to earn over target exist only through superior individual and Company performance.

■	Linking individual executive compensation components more directly to market competitive compensation components (salary, cash awards and equity awards).

■	Converting time-based Restricted Stock Units (“RSUs”) to performance-based RSUs.

■	Establishing share ownership guidelines.

■	Establishing an Equity Compensation Recovery Policy.

■	Adjusting executive severance and change-in-control agreements to reflect the Company’s market-based competitive positioning.

Compensation Philosophy and Objectives

The Compensation Committee’s philosophy and the objectives of the Company’s executive compensation program are to provide a total compensation package that attracts, develops and retains highly qualified senior executives, promotes the achievement of strategic and financial corporate goals, and is aligned with creating long-term shareholder value.

In 2008, the Compensation Committee continued to evaluate various equity alternatives in the broader context of total compensation, including the use of restricted stock units subject to performance-based requirements and stock ownership guidelines. Restricted stock units granted in 2008 were subject to a three year cliff vesting period, requiring continued employment by each executive officer. The Compensation Committee has determined that, starting in 2009, the Company will award executive officers restricted stock units with performance-based requirements. The performance-based restricted stock units will continue to require a three year vesting period, but the number of shares ultimately issued by the Company will be subject to specific performance metrics, including the Company’s three year revenue compound annual growth rate and three year cumulative free cash flow. The use of performance-based restricted stock awards will ensure that executive officers are sufficiently focused upon achieving specific objectives that will enhance the Company’s financial performance and shareholder value over the longer term.

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Share Ownership Guidelines

In February 2009, in order to preserve the linkage between the interests of the Company’s executive officers and those of shareholders, the Compensation Committee issued guidelines for executive officer share ownership. Executive officers will be expected to use shares obtained through the Company’s equity award plan to establish a significant level of direct ownership. Unvested equity awards will not count as ownership. The share ownership guidelines determined in 2009 for the named executive officers will be consistent with competitive practice and responsible corporate governance. Under these guidelines, the CEO and each named executive officer must retain shares with a value equal to a multiple of the officer’s base salary as determined by the Compensation Committee, and set forth below:

Position	Multiples of Salary
Chief Executive Officer	4X
Vice President - Business Division President, Vice President - Chief Financial Officer	2X
Vice President - General Counsel, Vice President - Global Supply Chain, Vice President - Chief Technology Officer	1.5X
Vice President - Human Resources, Vice President - International	1X

The Compensation Committee believes that these ownership expectations are an important tool in aligning the interests of the Company’s executives with the long-term interests of shareholders.

The Role of Compensation Consultants

The Compensation Committee’s review of total annual compensation is part of an ongoing management evaluation process that takes place throughout the year. The Compensation Committee has, for many years, retained the services of independent outside compensation consultants to provide assistance in establishing executive compensation guidelines and to provide guidance on matters related to CEO and other executive compensation, including compensation information; competitive trends; incentive awards; market survey data and other guidance on industry and executive compensation practices.

The Compensation Committee has sole hiring authority over this relationship, and routinely meets with the consultant without Management’s presence. In addition, only the Compensation Committee directs the activities and determines the assignments of the consultant. The Compensation Committee has retained Watson Wyatt Worldwide (“Watson Wyatt”) to provide guidance on these matters for the 2008-2009 performance cycle. Watson Wyatt also provides actuarial services to assist the Company in administering its defined benefit and defined contribution retirement plans. The decision to retain Watson Wyatt was made solely by the Compensation Committee after a thorough and independent evaluation process and after considering a number of compensation consulting firms. The Compensation Committee will continue to evaluate the consulting services it receives to ensure guidance remains objective and independent.

Competitive Analysis

The Compensation Committee compares all elements of compensation, including base salaries, cash awards and equity awards against the competitive market. The Compensation Committee defines the competitive market through a select group of peer companies in the life science industry. These companies are U.S. based publicly traded companies chosen for comparability to Millipore based on similar industry and in size with respect to number of employees, revenues and market capitalization (the “Comparables”).

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Millipore’s position with respect to number of employees, revenues and market capitalization approximates the median of the Comparables, which consist of:

Applied Biosystems Inc.*	Pall Corporation
Beckman Coulter, Inc.	PerkinElmer, Inc.
Bio-Rad Laboratories, Inc.	Sigma-Aldrich Corporation
Charles River Laboratories International, Inc.	Waters Corporation
Invitrogen Corporation*

*	Applied Biosystems Inc. and Invitrogen Corporation merged into Life Technologies Corporation in November 2008.

This peer group is evaluated and approved by the Compensation Committee annually with input from both Management and the Compensation Committee’s compensation consultant. In addition to the Comparables, the Compensation Committee also reviews and evaluates market survey data from a broad range of companies of similar size in the life science, pharmaceutical and general industries, utilizing Radford Global Life Sciences and Towers Perrin Pharmaceutical & Biotechnology and Towers Perrin General Industry Databanks.

In addition to actual compensation amounts, the Compensation Committee, with assistance from its consultant, conducts a series of analyses to ensure the Company’s programs are competitive, attractive to highly qualified executives, and consistent with sound corporate governance principles. Analyses conducted include compensation component mix to ensure a significant portion of total compensation is at risk and aligned with Company performance; share usage and dilution to measure the Company’s transfer of shareholder value to its executives; and carried interest or wealth accumulation analyses to compare the Company’s executives’ alignment with shareholders relative to the Comparables’ executives. In addition, the Compensation Committee conducts a comprehensive pay-for-performance analysis to assess the extent to which compensation and performance are appropriately correlated with annual and longer-term bases. This analysis examines the Company’s annual performance relative to the Comparables across a number of financial indicators. Additionally, the analysis compares the Company’s three-year total shareholder return relative to the Comparables and executive officer potential realizable gains from equity awards to ensure potential pay is aligned with Company performance. In 2008, the analysis demonstrated that both annual and longer-term compensation were strongly correlated with the performance of the Company.

Annual Adjustments

The Compensation Committee determines annual compensation adjustments (salary, cash awards and equity awards) for executive officers at the Compensation Committee meeting held in February of each year after the Company has released earnings for the prior fiscal year. The Compensation Committee utilizes a total compensation approach and a consistent methodology and process each year in reviewing each element of total annual compensation. Using this total compensation approach, the Compensation Committee evaluates all elements of pay together when making total direct compensation determinations. This methodology includes a review of available market data from the Comparables and market surveys of a group of companies against which Millipore competes for executive talent and a comprehensive assessment of the extent to which total compensation correlates with Company performance. As a general matter, each executive officer’s annual and longer-term award amounts reflect the responsibility level, role impact, competitive compensation opportunities found at like positions in the competitive market, and performance, including the executive officer’s demonstrated commitment to Millipore’s corporate values.

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In addition, the Compensation Committee establishes performance goals for the CEO for the forthcoming year and evaluates the CEO’s performance in meeting the Company’s financial and strategic objectives. The Compensation Committee also considers recommendations from the CEO regarding total annual compensation for those executive officers reporting directly to him. The Compensation Committee intends that total target annual compensation be targeted at the market median, and then may be subsequently adjusted upward or downward as the Compensation Committee deems appropriate based on actual Company and individual performance.

As part of its total annual compensation review process to confirm that the objectives of the total annual compensation program are met, the Compensation Committee also reviews compensation tally sheets for all of the executive officers including the CEO. These tally sheets affix dollar amounts to all components of the CEO’s and the other executive officers’ compensation, including target total direct compensation (salary, cash and equity awards), deferred compensation, outstanding (granted but not yet vested) equity awards, benefits, and potential termination of employment scenarios, including retirement, change of control and severance payments.

Role of Executive Officers in the Compensation Process

The CEO participates in the compensation process by providing information to the Compensation Committee on the Company’s financial and strategic objectives. On an annual basis, the CEO determines and the Compensation Committee affirms the performance goals for those executive officers reporting directly to him. The CEO also evaluates the performance of those executive officers against the goals established and recommends total annual compensation adjustments for the executive officers, as appropriate, to the Compensation Committee. Other Millipore executive officers assist the Compensation Committee in establishing the agenda for Compensation Committee meetings, and providing information for those meetings, such as market information, proposals for share usage, and bonus pool funding for Compensation Committee review and approval. These executive officers also attend the “open” sessions of Compensation Committee meetings. The Compensation Committee regularly conducts executive sessions at each meeting which are “closed” and do not include members of management.

Elements of Compensation

Base Salary Compensation

The base salaries for executive officers, including the CEO, are reviewed annually by the Compensation Committee to ensure that they are commensurate with the executive’s experience, responsibilities and demonstrated performance in meeting the business objectives of the Company and are competitive against the market in which the Company competes for executive talent, with reference to base compensation opportunities for executive officers in the Comparables, the broader executive labor market, and internal equity considerations.

Annual Cash Awards

Annual cash payments to the executive officers and other employees of Millipore Corporation are awarded under the Millipore Incentive Plan (the “MIP”). This element of compensation is important in encouraging executive officers to meet corporate annual financial objectives and represents more than one-third of total target cash opportunity for the NEOs, and almost fifty percent of the CEO’s total target cash opportunity, which is comprised of salary plus the annual cash award payment. The MIP is designed to create an award pool, based on predetermined corporate annual financial and operational objectives (“Financial Performance Metrics”). These Financial Performance Metrics and their relative weight may change from year to year based on financial and strategic objectives of the Company. In 2008, the Financial Performance Metrics

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were comprised of revenue growth, operating profitability, free cash flow and Company performance relative to the Comparables, including Sartorius AG and Thermo Fisher Scientific Inc. (the “MIP Comparables”). Sartorius and Thermo Fisher are not included in the compensation comparison because Sartorius is not a US company and Thermo Fisher is significantly greater in size than Millipore.

For 2008, the Compensation Committee evaluated each of these metrics, weighted equally. In establishing the goals and targets for the Financial Performance Metrics, the Compensation Committee utilizes a multi-year perspective based on 1) the Company’s past performance; 2) projected near-term growth in the context of continuous financial improvements required to realize its stated longer-term financial goals; and 3) the growth potential of the markets served by Millipore and the Comparables. These measures are generally non-GAAP, as certain non-recurring items, such as the impact of acquisitions, currency fluctuations, and significant restructuring actions are excluded in order to evaluate consistently year-over-year performance. The fourth Financial Performance Metric, relative performance of the Company, provides an external perspective and validation of the internal Financial Performance Metrics by measuring them relative to the performance of the MIP Comparables. The specific metrics include organic revenue growth (with and without acquisitions), earnings before interest and taxes (“EBIT”) margin, and cash flow per share. The Compensation Committee determined that Financial Performance Metrics established for 2008 represented annual improvements which were relatively difficult to attain and, if achieved, would position the Company to be among the leaders within the Comparables group. In 2009, the Compensation Committee reviewed the results of financial operations for 2008 and found that the Company achieved 77% of its targeted objectives relating to the Financial Performance Metrics. Similarly, in 2008, the Compensation Committee determined that the Company had achieved 71% of its targets relating to the 2007 Financial Performance Metrics.

The overall cash award pool paid to our executive officers including the CEO is based solely on Company performance, defined in relation to the Financial Performance Metrics as “Target” (the expected level of performance); and “Minimum” (that level of performance below which no payment is made). In February 2008, the Compensation Committee determined that, for 2008 performance, the target cash award payout would be 55% of base salary for Mr. Sam, 65% of base salary for Mr. Kershaw and 75% of base salary for Messrs. Wagner and Baly, all with an upper limit of 150% of base salary. In addition, the Compensation Committee determined that the target cash award payout for Dr. Madaus would be 100%, with an upper limit of 200% of base salary. The upper limits for the executive officers and the CEO (150% and 200%, respectively), were the “Maximum” payouts permitted under the MIP for 2008. If Company performance is below the Target performance, but above the Minimum, a partial cash award is payable; if Company performance exceeds Target, an additional cash award is payable. The actual cash payout will continue to depend on the actual performance of the Company and the participant’s performance in achieving individual goals, and in all events is subject to the discretion of the Compensation Committee. The Compensation Committee may, in its sole discretion, adjust the participant’s cash award based on an assessment of individual performance.

Cash awards under the MIP are approved by the Compensation Committee in February of each year and relate to achievement of Company performance and personal goals for the prior year. At its meeting in February, 2009, the Compensation Committee determined the payments due for 2008 performance and approved the cash awards for the executive officers (paid in March 2009), which are the amounts set forth under the caption “Executive Compensation” – ”Summary Compensation Table.”

Annual Equity Awards

The Compensation Committee utilizes awards of equity for the CEO and executive officer group, consisting of 50% options and 50% RSUs, under the terms of the Millipore Corporation 2008 Stock Incentive Plan (the “2008 Plan”), which became effective upon shareholder approval on May 8, 2008 (previous awards were granted under the terms of the “Millipore

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Corporation 1999 Stock Incentive Plan” (the “1999 Plan”)). The intent of equity compensation is to align more closely the interests of executive officers with those of the Company’s shareholders. A stock option is a form of equity award whereby all value in the award is associated with an increase in share value. A restricted stock unit is an unfunded and unsecured promise, denominated in shares of Millipore Common Stock, to deliver stock or, in Millipore’s sole discretion, cash measured by the value of the stock in the future, subject to time-based vesting conditions or other criteria, such as the satisfaction of performance conditions and continued employment, as determined by the Compensation Committee.

Equity compensation is an important component of total compensation in attracting and retaining executive officers, and comprises approximately two-thirds of total compensation opportunity for the NEOs, excluding the CEO, and approximately 70% for the CEO. To the extent that longer-term growth of the Company increases, the value of both stock options and restricted stock units are expected to increase. If, however, the market value of the underlying stock does not increase (for example, as the result of general market or external economic conditions), restricted stock units will continue to maintain some financial value and, therefore, value in retaining the executive officer. For value to be realized from the stock option component of the stock award, the value of the underlying stock must increase. In combination, restricted stock units and stock options provide an appropriate balance of retention and performance awards. Fifty percent of the total equity opportunity value is delivered in stock options, and fifty percent is delivered in restricted stock units. Awards of equity compensation are set annually by the Compensation Committee for the CEO, subject to Board review, and by the CEO (subject to approval of the Compensation Committee) for the other executive officers. Specific grants to individual executive officers, including the CEO, take into consideration 1) equity award opportunities for similar positions in the Comparables; 2) the performance of the executive officer; and 3) the longer-term potential of the executive officer, including potential succession. Additional considerations for determining individual awards include overall Company share usage and dilution levels, longer-term stock award plan accounting expense, and executive wealth accumulation and carried interest relative to internal and external benchmarks. The total dollar value of equity compensation to be awarded to each executive officer, including the CEO, is approved by the Compensation Committee, subject to review by the Board of Directors and, once approved, converted into the appropriate number of options and RSUs based on the value to be awarded. The number of RSUs awarded is determined using the grant date closing price of Millipore Stock on the date of approval and the number of options awarded is determined using the Black-Scholes option-pricing model.

Awards of equity compensation in 2008 were made subject to the terms of the 1999 Plan. Under the terms of the 1999 Plan, the Compensation Committee determined the size and type of awards to be made and the terms and conditions applicable to those awards. The Board of Directors reviewed the recommendations of the Compensation Committee with respect to awards of equity compensation to the executive officers although the ultimate authority with respect to the award of such compensation resides with the Compensation Committee. The 1999 Plan provided that the exercise (base) price of stock options is the “Fair Market Value” of Millipore Stock at the time of grant, i.e., the closing price of a share of stock as reported on the New York Stock Exchange (“NYSE”) on the day prior to the date of the grant (based on The Wall Street Journal report of composite transactions) or, if the NYSE was closed on that day, the next preceding day on which it was open, subject to adjustment by the Board of Directors in the event of a stock dividend, stock split or combination of shares, recapitalization or change in the Company’s capitalization or other distribution to shareholders other than normal cash dividends. Following approval of the Millipore Corporation 2008 Stock Incentive Plan by shareholders on May 8, 2008, the “Fair Market Value” of Millipore stock became the closing price of a share of stock as reported on the NYSE on the date of the grant or, if the NYSE is closed on that day, the next preceding day on which it was open.

In February 2009, the Compensation Committee determined that the Company will award executive officers, including the named executive officers, with restricted stock units with performance-based requirements. The performance-based restricted stock units will continue to require a three year vesting period, thus encouraging longer-term decision making and

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continued employment by executive officers, and the number of shares ultimately issued by the Company will be subject to specific financial metrics, including the Company’s three year revenue compound annual growth rate and three year cumulative free cash flow. The use of performance-based restricted stock awards will ensure that executive officers have incentive to achieve specific objectives that will enhance the Company’s financial results and that their pay will be closely tied to actual longer-term Company performance with the goal of increasing shareholder value in the Company.

Equity Compensation Recovery Policy

In February 2009, the Compensation Committee also established an equity compensation recovery policy. The Compensation Committee developed new award agreements for both performance-based restricted stock units and options granted in February 2009 and beyond to permit the Corporation to recover all or any portion of Millipore shares delivered to the executive officer if (1) any action or inaction by the executive officer constituted grounds for termination for cause, or (2) the number of Millipore shares determined to be delivered was based on materially inaccurate financial statements or any other materially inaccurate financial information. The Company may, in its sole discretion, effect any such recovery by obtaining repayment directly from the executive officer, setting off the amount owed to it against any amount or award that would otherwise be granted by the Company to the executive officer, reducing any future compensation or benefit to the executive officer or any combination thereof.

Deferred Compensation

The Millipore Corporation 2000 Deferred Compensation Plan for Senior Management (the “Deferred Compensation Plan”) provides that certain members of senior management may elect, under terms provided by the Deferred Compensation Plan, to defer payment of a portion of the following calendar year’s MIP award, if any, and a portion of base salary compensation (not to exceed 50%), until retirement, termination of employment or the passage of a period of time (not less than three years), except allowable withdrawal of funds in the event of an unforeseeable emergency. The Deferred Compensation Plan was amended in 2008 to ensure compliance with Section 409A of the Internal Revenue Code and is subject to the restrictions and limitations imposed by Section 409A. Cash awards under the MIP received in 2009 are eligible for deferral under the Deferred Compensation Plan, provided that the participants elected to defer such amounts at least six (6) months before the end of the performance period. Amounts deferred under the Deferred Compensation Plan remain assets of the Company and subject to the claims of creditors in the event of the Company’s insolvency. A participant may elect to invest amounts deferred among substantially all of the investment vehicles available to participants in the Company’s savings (Section 401(k)) plan, except that the Company does not provide any “matching” contributions for amounts deferred under the Deferred Compensation Plan.

Other Millipore Benefit Plans

The Company offers health and welfare programs, including medical, dental, vision, life insurance and accidental death and disability insurance, to all eligible U.S. employees. All executive officers are eligible to participate in these programs on the same basis as other employees.

The Company also provides a retirement program for eligible U.S. employees in the form of a tax-qualified defined contribution plan (“Savings Plan”), a component of the Millipore Corporation Employee’s Participation Plan and Savings Plan, i.e., a 401(k) plan. The Company’s tax-qualified defined contribution plan (“Participation Plan”), another component of the Millipore Corporation Employee’s Participation Plan and Savings Plan, and the Retirement Plan for Employees of Millipore Corporation, a tax-qualified defined benefit “floor” plan (“Retirement Plan”) were frozen effective December 31, 2006. Thus, the Company discontinued annual contributions under the Participation Plan and benefit accruals under the Retirement Plan on January 1, 2007. Executive officers are also eligible to participate in the Company’s Supplemental Savings

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and Retirement Plan for Key Employees of Millipore Corporation to provide executive officers with benefits that would otherwise be lost by reason of restrictions imposed by the Internal Revenue Code, limiting the amount of compensation which may be deferred under tax-qualified plans. See “Executive Compensation” – “Pension Benefits” for a further description.

Perquisites

The Company does not generally offer perquisites for the exclusive benefit of executive officers, but does provide payment of less than $10,000 to each executive officer for financial counseling services, including tax preparation and retirement planning services. The Compensation Committee and the Company believe that providing this benefit to executive officers is reasonable and consistent with Millipore’s overall executive compensation program, and helps to enhance the value of the total compensation delivered to each officer through their better understanding of the various programs.

Severance and Change in Control Agreements

As part of its comprehensive assessment of the Millipore total compensation program in 2007, the Compensation Committee evaluated existing severance and termination agreements. Similar to other elements of compensation, Watson Wyatt assisted the Compensation Committee by providing market data relevant to specific plan provisions. As a result of the assessment, and consistent with the Company’s philosophy of targeting the market median for total direct compensation, the Company entered into new severance and change in control agreements with the CEO and all executive officers, reflecting this competitive positioning. See “Potential Payments Upon Termination or Change of Control.”

The Compensation Committee reviews the potential payments to executive officers under the severance and change in control Agreements as part of its overall evaluation of total annual compensation.

Tax Implications of Deductibility of Pay

In general and to the extent practicable, the Compensation Committee intends all payments to be tax deductible under Section 162(m) of the Internal Revenue Code. Section 162(m) places a limit of $1,000,000 (with certain exclusions) on the amount of compensation that may be deducted by the Company in any year with respect to certain executive officers that qualify as “covered employees” as defined by Section 162(m). In order to retain maximum flexibility in administering the compensation program and to pay competitive compensation reflecting the business dynamics of the markets the Company serves, and to reward executives appropriately, the Company may make payments that do not satisfy the deductibility requirements of Section 162(m) of the Internal Revenue Code.

The Company amended its non-qualified deferred compensation benefit plans to ensure compliance with Section 409A and it is intended that, pursuant to such amendments, non-qualified deferred compensation benefits comply with Section 409A. Section 409A of the Internal Revenue Code generally provides that unless a “nonqualified deferred compensation plan” complies with various rules regarding the timing of deferrals and distributions, all amounts deferred under the plan for the current year and all previous years become immediately taxable, plus a 20% penalty tax, to the extent the compensation is not subject to a “substantial risk of forfeiture” and has not previously been included in gross income.

Conclusion

The Compensation Committee has determined that the total compensation package provided to all Millipore executive officers, including the CEO, is reasonable and serves the best interests of the Company in attracting and retaining senior executives; promotes the achievement of corporate strategic and operational goals; and is aligned with shareholder value appreciation over time.

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Report of the Management Development and Compensation Committee

The Management Development and Compensation Committee has furnished the following report with respect to the Compensation Discussion and Analysis of Executive Compensation (“CD&A”) provided above.

The Compensation Committee has reviewed and discussed with management the matters discussed in the CD&A. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the Company’s proxy statement.

The foregoing report has been furnished by the Compensation Committee.

Karen E. Welke, Chairperson of the Committee

Maureen A. Hendricks

Mark Hoffman

John F. Reno

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Report of the Audit and Finance Committee

The Audit and Finance Committee (the “Audit Committee”) has furnished the following report with respect to its activities for the fiscal year ended December 31, 2008.

The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2008 audited by PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), the Company’s independent registered public accounting firm, as ratified by shareholders on May 8, 2008. The Audit Committee has discussed with PricewaterhouseCoopers various matters related to the financial statements, including those matters required to be discussed by SAS 61 (“Auditing Standards”) as amended, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers required by applicable requirements of the PCAOB, relating to that firm’s independence from the Company; and has discussed with PricewaterhouseCoopers its independence. Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Fees: Set forth below are the aggregate fees and “out of pocket” expenses billed (or expected to be billed), on a consolidated basis, by PricewaterhouseCoopers for providing the services indicated for the fiscal years ended December 31, 2008 and December 31, 2007:

	Year Ended 12/31/08	Year Ended 12/31/07
Audit fees (1)	$2.8	$2.9
Audit related fees	–	–
Tax fees (2)	$1.0	$1.3
All other fees	–	–

(1)	Audit fees for 2008 consisted of $1.8 million for U.S. GAAP audit fees and Sarbanes-Oxley Section 404 attestation fees; and $1.0 million for foreign statutory audit fees. Audit fees for 2007 consisted of $1.8 million for U.S. GAAP audit fees and Sarbanes-Oxley Section 404 attestation fees; and $1.1 million for foreign statutory audits.
(2)	Tax fees for 2008 consisted of $0.3 million for tax compliance services and $0.7 million for tax planning services. Tax fees for 2007 consisted of $0.3 million for tax compliance services and $1.0 million for tax planning services.

PricewaterhouseCoopers provided no management consulting or internal audit services during 2007 and 2008.

The Audit Committee pre-approves all audit services and all permitted non-audit services by the independent registered public accounting firm including engagement fees and terms.

The Audit Committee approved the continued provision by PricewaterhouseCoopers of tax services in the areas of compliance, transfer pricing, assistance with tax examinations and tax consulting and planning.

The foregoing report has been furnished by the Audit Committee.

John F. Reno, Chairman of the Committee

Robert C. Bishop

Mark Hoffman

24	MILLIPORE PROXY STATEMENT

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit and Finance Committee has selected PricewaterhouseCoopers LLP as Millipore’s independent registered public accounting firm for fiscal 2009. For purposes of determining whether to select PricewaterhouseCoopers as the independent registered public accounting firm to perform the audit of our financial statements and our internal control over financial reporting for 2009, the Audit and Finance Committee conducted a thorough review of PricewaterhouseCoopers’ performance. The Committee considered:

■	PricewaterhouseCoopers’ performance on the Millipore audit, including the quality of the Millipore engagement team and firm’s experience, client service, responsiveness and technical expertise;

■	the firm’s leadership, management structure, client and employee retention and compliance and ethics programs;

■	the firm’s financial strength and performance; and

■	the appropriateness of the fees charged.

PricewaterhouseCoopers has been Millipore’s independent registered public accounting firm in 2005, 2006, 2007 and 2008.

Millipore is asking shareholders to ratify the selection of PricewaterhouseCoopers LLP as its independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers to our shareholders for ratification. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the company and our shareholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting to make a statement if they wish to do so, and to respond to appropriate shareholder questions.

A favorable vote by shareholders who hold at least a majority of the shares of Millipore Common Stock present or represented by proxy at the Annual Meeting and voting thereon is required for the ratification of PricewaterhouseCoopers LLP as Millipore’s independent registered public accounting firm for 2009.

The Board of Directors recommends a vote FOR ratification of PricewaterhouseCoopers LLP as Millipore’s independent registered public accounting firm for the year 2009.

MILLIPORE PROXY STATEMENT	25

Executive Compensation

The following table sets forth all cash compensation as well as certain other compensation paid or accrued through March 16, 2009 to the Chief Executive Officer, the Chief Financial Officer, and the next three most highly compensated executive officers for services rendered in all capacities to Millipore and its subsidiaries during Millipore’s fiscal year ended December 31, 2008.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(5)	All Other Compen- sation ($)(6)	Total ($)
Martin D. Madaus	2008	850,962	–	1,366,067	1,795,162	655,666	26,264	77,561	4,771,682
Chairman; President and Chief Executive Officer	2007	742,307	–	854,092	1,276,097	488,000	–	59,647	3,420,143
	2006	680,769	–	420,580	957,456	750,000	112,229	25,608	2,946,642
Charles F. Wagner, Jr. Vice President, Chief Financial Officer	2008 2007	375,587 292,772	– –	387,090 228,338	323,989 273,208	217,096 206,902	– –	40,749 41,583	1,344,511 1,042,803
Dominique F. Baly	2008	345,501	–	339,765	352,168	251,391	1,932	1,222,738	2,513,495
Vice President, President of Bioscience Division	2007	333,204	–	211,865	330,433	47,095	–	110,105	1,032,702
	2006	320,389	–	86,799	391,282	259,000	15,733	64,979	1,138,182
Gregory J. Sam Vice President, Global Quality	2008	291,375	–	245,138	222,543	158,644	–	685,797	1,603,497
Peter C. Kershaw Vice President, Global Supply Chain	2008 2007	311,510 292,680	– –	372,316 225,500	313,795 262,384	156,050 166,000	4,176 –	34,419 46,425	1,192,266 992,989

(1)	Includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code during the identified fiscal year.
(2)	Amounts in the “Stock Awards” column represent the dollar amount recognized for financial statement reporting purposes for the identified fiscal year, in accordance with FAS 123R (prior to consideration of estimated forfeitures), for awards pursuant to the Millipore Corporation 1999 Stock Incentive Plan (the “1999 Plan”) and include amounts from awards granted in and prior to 2008. Assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009, as well as in prior Annual Reports on Form 10-K. For information on awards of equity compensation in fiscal year 2008, see “Grants of Plan-Based Awards.”
(3)	Amounts in the “Option Awards” column represent the dollar amount recognized for financial statement reporting purposes for the identified fiscal year, in accordance with FAS 123R (prior to consideration of estimated forfeitures), for options granted pursuant to the 1999 Plan and include amounts from options granted in and prior to 2008. Assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009, as well as in prior Annual Reports on Form 10-K. For information on awards of equity compensation in fiscal year 2008, see “Grants of Plan-Based Awards.”
(4)	Amounts set forth for 2008 indicate amounts paid in 2009 under the Millipore Incentive Plan for the achievement of corporate performance and the participant’s performance in achieving individual goals as part of total financial and corporate objectives in the prior year. See “Compensation Discussion and Analysis of Executive Compensation” and “Grants of Plan-Based Awards.” The Millipore Incentive Plan amounts paid to Mr. Baly and Mr. Sam were determined based on the terms of the Officer Severance Agreement signed by each. See “Potential Payments Upon Termination or Change in Control.”

26	MILLIPORE PROXY STATEMENT

(5)	In 2008, Dr. Madaus, Mr. Baly and Mr. Kershaw had an aggregate increase in the actuarial present value of the accumulated benefit payable under the Retirement Plan for Employees of Millipore Corporation (“Retirement Plan”), a tax-qualified defined benefit plan, and the Supplemental Savings and Retirement Plan for Key Salaried Employees of Millipore Corporation, a non-qualified supplemental plan to permit certain key salaried employees designated by the Board of Directors to receive benefits from Millipore equal to the benefits such employees would be entitled to receive from the 401(k) Plan except for restrictions imposed by the Internal Revenue Code limiting the amount of compensation which may be deferred under tax-qualified plans. On October 26, 2006, Millipore’s Board of Directors approved amendments to the Retirement Plan and Participation Plan to discontinue annual contributions under the Participation Plan and benefit accruals under the Retirement Plans on January 1, 2007. See “Pension Benefits.”
(6)	2008 amounts for Dr. Madaus, Mr. Wagner, Mr. Baly, Mr. Sam and Mr. Kershaw include: (a) a Company “matching” contribution on compensation deferred pursuant to its tax-qualified plan under Section 401(k) of the Internal Revenue Code of $13,800; and (b) total amounts deferred under the Company’s non-qualified supplemental defined contribution and savings plans to provide certain executives with benefits that would otherwise be lost by reason of restrictions imposed by the Internal Revenue Code limiting the amount of compensation which may be deferred under tax-qualified plans: $57,961, $21,149, $9,756, $12,379 and $14,819, respectively. For additional information see “Non-Qualified Deferred Compensation” table. Also included are payments of less than $10,000 for financial planning and tax preparation services provided to each executive officer. See “Compensation Discussion and Analysis of Executive Compensation” – “Perquisites.”

The 2008 amounts also include severance amounts accrued in 2008 for Mr. Baly and Mr. Sam. Mr. Baly separated from service with Millipore on December 31, 2008, and Millipore accrued a severance amount of $1,193,382 in 2008. Mr. Sam separated from service with Millipore on December 31, 2008 and Millipore accrued a severance amount of $653,818 in 2008.

Grants of Plan-Based Awards

The following table provides information concerning awards of equity compensation (restricted stock units and non-qualified stock options) to the named executive officers during the fiscal year ended 2008 and the range of potential payouts of annual cash incentive awards established in 2008 under the terms of the Millipore Incentive Plan. Incentive cash awards were paid in March 2009 for achievement of corporate and personal goals in 2008. For information on the cash awards paid in 2009 for 2008 performance, see “Summary Compensation Table” – “Non-Equity Incentive Plan Compensation.”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Under- lying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Exercise or Base Price of Option/ Awards on Date of Grant ($/Sh)(6)	Grant Date Fair Value of Options or Awards ($)(7)
Name	Grant Date(1)	Thresh- old ($)	Target ($)	Maximum ($)
Martin D. Madaus	N/A	–	875,000	1,750,000
	2/14/2008					120,364	68.05	69.41	2,162,520
	2/14/2008				22,043				1,500,026
Charles F. Wagner, Jr.	N/A	–	288,938	577,875
	2/14/2008					22,067	68.05	69.41	396,467
	2/14/2008				6,062				412,519
Dominique F. Baly	N/A	–	251,391	502,782
	2/14/2008					14,711	68.05	69.41	264,305
	2/14/2008				4,041				274,990
Gregory J. Sam	N/A	–	158,644	432,665
	2/14/2008					11,368	68.05	69.41	204,243
	2/14/2008				3,123				212,520
Peter C. Kershaw	N/A	–	205,061	473,250
	2/14/2008					22,735	68.05	69.41	408,468
	2/14/2008				6,245				424,972

(1)	The date the Board of Directors approved the recommendations of the Compensation Committee with respect to awards of equity incentive compensation (restricted stock units and stock options) for executive officers and all other employees.
(2)	The amounts shown reflect the potential range of payouts in 2009 based on overall corporate performance for 2008. The target and maximum payouts for Dr. Madaus, Mr. Wagner, Mr. Baly, Mr. Sam, and Mr. Kershaw were determined in February 2008. For amounts paid in March 2009, see “Summary Compensation Table” – “Non-Equity Incentive Plan Compensation.”

MILLIPORE PROXY STATEMENT	27

(3)	The amounts shown reflect the number of restricted stock units granted to each of the named executive officers. Restricted stock units granted on February 14, 2008 vest 100% on February 14, 2011. Restricted stock units are payable in stock, or, in Millipore’s sole discretion, cash measured by the value of the stock, on the date the units vest. Vesting of restricted stock units may accelerate due to certain events relating to termination of employment. See “Potential Payments Upon Termination or Change of Control.”
(4)	The amounts shown reflect the number of stock options granted to each of the named executive officers. Stock options granted in 2008 are exercisable in annual cumulative increments of 25% beginning on the first anniversary of the date of grant. All options expire 10 years after the date of grant. Vesting of stock options may accelerate due to certain events relating to termination of employment. See “Potential Payments Upon Termination or Change of Control.”
(5)	The 1999 Plan provided that all options are exercisable at a price of not less than 100% of the “Fair Market Value” of Millipore Common Stock at the date of grant. Under the 1999 Plan, the “Fair Market Value” is, with certain exceptions, the closing price of a share of Millipore Common Stock as reported on the NYSE on the day prior to the date of the grant. The exercise price shown is the closing price of Millipore Common Stock on the day prior to the Grant Date. For options granted on February 14, 2008, the exercise price shown is the closing price of Millipore Common Stock on February 13, 2008.
(6)	The exercise price shown is the closing price of Millipore Common Stock on the effective date of the grant (“Grant Date”).
(7)	The amounts shown are calculated using an option exercise price or restricted stock unit base price consistent with the 1999 Plan definition of “Fair Market Value” (as discussed in footnote 5 to this table). All other assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009.

28	MILLIPORE PROXY STATEMENT

Outstanding Equity Awards at December 31, 2008

The following table contains certain information with respect to the value of all unexercised or unvested equity awards (stock options and restricted stock units) previously awarded to the named executive officers during 2008 and prior years under the Millipore Corporation 1999 Stock Incentive Plan.

	OPTION AWARDS(1)					STOCK AWARDS(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Martin D. Madaus	2/14/2008	–	120,364	68.05	2/14/2018	22,043	1,135,655
	2/25/2007					18,272	941,373
	2/15/2007	12,347	37,038	74.63	2/15/2017
	2/15/2006	25,000	25,000	66.79	2/15/2016	8,333	429,316
	1/1/2005	112,500	37,500	49.81	1/1/2015	7,756	399,589
Charles F. Wagner, Jr.	2/14/2008	–	22,067	68.05	2/14/2018	6,062	312,314
	8/15/2007	733	2,198	73.10	8/15/2017	1,026	52,860
	2/25/2007					5,648	290,985
	2/15/2007	3,817	11,448	74.63	2/15/2017
	2/15/2006	6,697	6,696	66.79	2/15/2016	2,232	114,993
	12/1/2004	33,250	–	48.72	12/1/2014
	2/12/2004	45,000	–	51.99	2/12/2014
Dominique Baly	2/14/2008	7,356	–	68.05	3/31/2009
	2/15/2007	8,980	–	74.63	3/31/2009
	2/15/2006	10,045	–	66.79	6/30/2009
	12/1/2004	12,500	–	48.72	6/30/2009
Gregory J. Sam	2/14/2008	5,684	–	68.05	3/31/2009
	2/15/2007	5,612	–	74.63	3/31/2009
	2/15/2006	10,045	–	66.79	6/30/2009
	12/1/2004	8,750	–	48.72	6/30/2009
Peter C. Kershaw	2/14/2008	–	22,735	68.05	2/14/2018	6,245	321,742
	2/25/2007					5,648	290,985
	2/15/2007	3,817	11,448	74.63	2/15/2017
	2/15/2006	7,144	7,142	66.79	2/15/2016	2,381	122,669
	12/1/2004	17,500	–	48.72	12/1/2014
	2/12/2004	15,000	–	51.99	2/12/2014
(1)	The Compensation Committee determines the size and type of awards of stock options granted to each participant and sets forth the terms, conditions and limitations applicable to the awards. Dr. Madaus was the only executive officer named in the Summary Compensation Table who was granted stock options in 2005. Equity incentive adjustments for 2005 for all other executive officers occurred in December 2004. Except with respect to stock options granted in 2004, stock options granted become exercisable in annual cumulative increments of 25% commencing on the first anniversary of the date of grant. Stock options granted in 2004 become exercisable as follows: 50% on the date of grant; 25% on the third anniversary of the date of grant and 25% on the fourth anniversary of the date of grant. All stock options expire no later than 10 years after the date of grant.

Following Mr. Baly’s and Mr. Sam’s separations from service with Millipore on December 31, 2008, each received accelerated vesting of 50% of their outstanding but not yet vested option awards. Pursuant to their Officer Severance Agreements, Mr. Baly and Mr. Sam each have six months to exercise options granted prior to 2007. Pursuant to the terms of their stock option grant awards, Mr. Baly and Mr. Sam each have ninety days to exercise options granted after 2006. All unvested options that were not accelerated on December 31, 2008 for Mr. Baly and Mr. Sam were cancelled.

(2)

Restricted stock units granted prior to 2007 vest as follows: 20% on the first anniversary of the date of grant; 30% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant. Restricted stock units granted on February 25, 2007 vest 100% on February 15, 2010. All restricted stock units granted in 2007 and 2008, with the exception of those granted on February 25, 2007, vest 100% on the third anniversary of the date of grant. Restricted stock units are payable in stock, or cash, at the sole discretion of Millipore, measured by the value of the stock on

MILLIPORE PROXY STATEMENT	29

the date the units vest. Dr. Madaus was awarded 7,756 shares of restricted stock upon his employment by the Company on January 1, 2005. All shares of restricted stock awarded to Dr. Madaus in 2005 vested on January 1, 2009. Upon his appointment as Vice President and CFO of Millipore in August 2007, Mr. Wagner was awarded 1,026 shares of restricted stock. The market value of the shares of restricted stock/restricted stock units has been determined by multiplying the number of shares/units by the closing price of Millipore Common Stock on December 31, 2008 ($51.52).

Pursuant to their Officer Severance Agreements, following Mr. Baly’s and Mr. Sam’s separations from service with Millipore on December 31, 2008, each received accelerated vesting of certain unvested RSU awards. See “Aggregate Option Exercises and Stock Vested in Fiscal Year 2008” below. All unvested RSUs not accelerated on December 31, 2008 for Mr. Baly and Mr. Sam were cancelled.

Aggregate Option Exercises and Stock Vested in Fiscal Year 2008

The following table shows, as to those executive officers of Millipore listed in the Summary Compensation Table above, information with respect to stock options exercised during 2008, and vesting of restricted stock units awarded in 2008 and prior years under the Millipore Corporation 1999 Stock Incentive Plan.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Martin D. Madaus	–	–	5,000	347,050
Charles F. Wagner, Jr.	–	–	1,339	92,940
Dominique F. Baly	161,663	2,693,431	6,123	336,780
Gregory J. Sam	8,750	203,109	4,897	274,291
Peter C. Kershaw	15,000	287,433	1,428	99,117

(1)	Measured by the difference between the exercise price of the option and the fair market value of Millipore Common Stock on the date of exercise (prior to the payment of taxes).
(2)	The value of restricted stock units is determined by multiplying the number of restricted stock units by the closing price of Millipore Common Stock on the date the restricted stock units vest.

Pension Benefits

The table below shows the estimated annual benefits payable in 2008 under the Retirement Plan for Employees of Millipore Corporation (“Retirement Plan”), a tax-qualified defined benefit “floor” plan and the Supplemental Savings and Retirement Plan for Key Employees of Millipore Corporation (“SSRP”), a non-qualified plan.

As previously disclosed, on October 26, 2006, Millipore’s Board of Directors approved amendments to the Retirement Plan and Participation Plan to freeze benefits under the Retirement Plan effective December 31, 2006 and to discontinue annual contributions to the Participation Plan on January 1, 2007. As of December 31, 2006, Participants were 100% vested in their benefits under the Participation Plan and the Retirement Plan. The amendments also effectively froze certain benefits under the Supplemental Retirement Plan (a component of the SSRP) effective December 31, 2006. Due to the benefit freeze under the Retirement Plan and Supplemental Retirement Plan, compensation and service earned by employees after December 31, 2006 does not affect their frozen benefits. In addition, changes in account balances under the Participation Plan subsequent to December 31, 2006 do not affect employees’ frozen benefits under the Retirement Plan and Supplemental Retirement Plan.

30	MILLIPORE PROXY STATEMENT

As part of the amendments to the Retirement Plan and Participation Plan, all participants, including the named executive officers, were provided a one-time final opportunity in 2007 to transfer account balances in the Participation Plan to the Retirement Plan for the purpose of purchasing an additional benefit under the terms of the Retirement Plan. This transfer option did not apply to the Supplemental Retirement Plan. The amendments also prohibited, with the exception of the final one-time transfer opportunity, participants, including the named executive officers, from transferring account balances in the Participation Plan to the Retirement Plan in the future. None of the named executive officers elected to make this transfer.

The Retirement Plan is a tax-qualified defined benefit “floor” plan which is designed to coordinate with the benefits available to participants under the Participation Plan, a tax-qualified defined contribution plan, to provide a minimum level of retirement benefits to eligible U.S. employees. A U.S. employee was eligible to participate in the Retirement Plan after one year of service with Millipore and had a fully vested and non-forfeitable interest in his accrued benefit under the Retirement Plan upon completion of five years of service. A U.S. employee was eligible to participate in the Participation Plan and to receive annual Millipore contributions after two years of service with Millipore.

An eligible employee receives benefits under the Retirement Plan to the extent that the benefits under the Participation Plan are inadequate to provide the minimum level of benefits specified by the Retirement Plan. The minimum level of benefit under the Retirement Plan is based on the following formula: 30% of average compensation, plus 13.5% of average compensation in excess of covered compensation, multiplied by the ratio of years of service over 30, not to exceed 1.

To determine the benefit, if any, payable from the Retirement Plan, the minimum benefit determined above is offset by the annuity equivalent of the Participation Plan account balance. Average compensation reflects the highest average compensation over a consecutive five-year period in the 15 years preceding retirement (which compensation is computed in the same manner as the cash compensation amounts set forth in the Summary Compensation Table).

The Retirement Plan provides for unreduced retirement at age 62 with at least 10 years of service, and for reduced retirement benefits after age 55 with at least 10 years of service. The benefit is reduced by 6% for each year that commencement of retirement precedes age 62. In addition, participants with vested benefits may receive the actuarial equivalent of their vested benefit at any time following termination.

Dr. Madaus is eligible to receive a benefit from the Retirement Plan and the Supplemental Retirement Plan as he has not met the eligibility requirements for participation in the Participation Plan and the Supplemental Savings Plan (the “Supplemental Savings Plan” is a supplemental unfunded non-qualified deferred compensation plan, and is a component of SSRP). Mr. Kershaw is eligible to receive a benefit from the Retirement Plan and the Supplemental Retirement Plan as the Participation Plan and Supplemental Savings Plan do not provide the minimum level of benefit as defined in the Retirement Plan and the Supplemental Retirement Plan. Mr. Baly is eligible to receive a benefit from the Supplemental Retirement Plan as the Supplemental Savings Plan does not provide the minimum level of benefit as defined in the Supplemental Retirement Plan. However, Mr. Baly is not eligible to receive a benefit from the Retirement Plan as his benefit under the Participation Plan exceeds the minimum benefit under the Retirement Plan. For Mr. Sam and Mr. Wagner, the benefit under the Participation Plan and the Supplemental Savings Plan exceeds the minimum benefit under the Retirement Plan and the Supplemental Retirement Plan; thus no benefit is payable from the Retirement Plan or the Supplemental Retirement Plan.

MILLIPORE PROXY STATEMENT	31

The benefits set forth in the Table below represent the value of the benefit payable under the Retirement Plan and the Supplemental Retirement Plan based on the assumptions noted below.

Retirement Plan and Supplemental Retirement Plan Annual Benefits and Payments

Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payment During The Last FY ($)
Martin D. Madaus	Retirement Plan Supplemental Retirement Plan	2.0 2.0	29,184 134,919	– –
Charles F. Wagner, Jr.	Retirement Plan Supplemental Retirement Plan	4.0 4.0	– –	– –
Dominique F. Baly	Retirement Plan Supplemental Retirement Plan	18.5 18.5	– 17,366	– –
Gregory J. Sam	Retirement Plan Supplemental Retirement Plan	3.75 3.75	– –	– –
Peter C. Kershaw	Retirement Plan Supplemental Retirement Plan	2.9 2.9	27,590 4,062	– –

(1)	The “Present Value of Accumulated Benefit” is the lump-sum value of the annual pension benefit earned as of December 31, 2008 payable under a plan for the executive’s life beginning on the date on which the named executive officer may commence an unreduced pension under the respective plan, reflecting current credited service, current Five Year Average Compensation, and current statutory benefit and pay limits. Certain assumptions were used to determine the estimated lump-sum values: (a) FAS 87 Measurement Date, December 31, 2008; (b) Discount Rate, 6.00%; (c) Mortality, RP-2000 mortality with separate rates for males and females projected to 2009; (d) Earliest unreduced retirement age, 62; (e) The annuity equivalent of the Participation Plan benefit is defined in that Plan and is based on an 8.5% interest rate and UP84 mortality, subsequent to age 65. These assumptions are consistent with those used for financial statement purposes under FAS 87 except that the named executive officer is assumed to continue to be employed until the assumed retirement age (i.e., there will be no assumed termination for any reason, including death or disability). The years of credited services were frozen as of December 31, 2006.

Non-Qualified Deferred Compensation

The following table provides information on compensation deferred by the named executive officer into the Supplemental Savings Plan portion of SSRP and the Millipore Corporation 2000 Deferred Compensation Plan for Senior Management (“Deferred Compensation Plan”).

Millipore maintains the Supplemental Savings Plan to provide certain “key” employees with the opportunity to defer compensation that such employees would otherwise not be entitled to defer under the tax-qualified plans due to the limitations and restrictions imposed by the Internal Revenue Code (the “Code”) limiting the amount of compensation that may be deferred under the Company’s tax-qualified plans. The Supplemental Savings Plan allows for supplemental salary deferrals and provides employer “matching” contributions for those deferrals, subject to certain limits. Participant-directed notional investments include substantially all of the investment vehicles provided under the Company Savings Plan (including a Millipore Stock Fund). Executive Officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, may not effect an intraplan transfer of Millipore Common Stock (including deferred compensation stock units) more than once in any six month period. In the event of a participant’s separation from service, distributions from the Supplemental Savings Plan are made on the basis of the participant’s form of payment election, in compliance with applicable restrictions and limitations imposed by Section 409A of the Internal Revenue Code.

The Deferred Compensation Plan provides that certain members of senior management could elect to defer all or a portion of the MIP performance award (including cash awards received in 2009 for fiscal 2008 performance), if any, and a portion of base compensation (not to exceed 50%), until retirement, separation of service or the passage of a period of time (not less than three years), except that withdrawal of funds is permitted in the event of an unforeseeable emergency, subject to

32	MILLIPORE PROXY STATEMENT

such limitations as may be imposed by Section 409A of the Code. Amounts deferred under the Deferred Compensation Plan and SSRP remain assets of the Company and subject to the claims of creditors in the event of the Company’s insolvency. A participant may elect to notionally invest amounts deferred among substantially all of the investment vehicles available to participants in the Company’s Savings Plan, with the exception of the Millipore Stock Fund. The Company does not provide any “matching” contributions for amounts deferred under this Plan.

Compensation deferred by executive officers under either the Supplemental Savings Plan or the Deferred Compensation Plan is included as “Salary” in the “Summary Compensation Table” in the year in which the compensation is earned.

Nonqualified Deferred Compensation

Name	Plan	Executive Contribution in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate withdrawals/ distributions ($)	Aggregate Balance at Last FYE ($)(4)
Martin D. Madaus	Supplemental Savings Plan	56,261	57,961	(36,092)	–	282,540
	Deferred Compensation Plan	–	–	(96,774)	–	529,980
Charles F. Wagner	Supplemental Savings Plan	54,399	21,149	(67,072)	–	137,643
	Deferred Compensation Plan	–	–	–	–	–
Dominique F. Baly	Supplemental Savings Plan	110,455	9,756	(353,952)	–	783,416
	Deferred Compensation Plan	–	–	(28,247)	196,250	118,147
Gregory J. Sam	Supplemental Savings Plan	35,794	12,379	(12,482)	–	140,973
	Deferred Compensation Plan	–	–	(9,217)	–	61,736
Peter C. Kershaw	Supplemental Savings Plan	39,338	14,819	(76,826)	–	146,748
	Deferred Compensation Plan	20,000	–	(32,239)	–	58,508

(1)	Amounts shown have been included in the column “Salary” in the Summary Compensation Table.
(2)	Amounts shown have been included in the column “All Other Compensation” in the Summary Compensation Table.
(3)	Amounts shown reflect aggregate investment returns credited to each participant’s deferred compensation account as of December 31, 2008. Distributions from the Supplemental Savings Plan and the Deferred Compensation Plan are in the form of a lump sum or installment payments, subject to the limitations of Section 409A of the Code.

The Supplemental Savings Plan is comprised of substantially all of the participant-directed investment vehicles provided under the Savings Plan; earnings (investment gains/losses) are calculated using the methodology described above. Participant accounts in the Millipore Stock Fund through the Supplemental Savings Plan are credited with deferred compensation stock units (in lieu of shares of Millipore Common Stock) on the last business day of each month, based on the average closing price of Millipore Common Stock during that month.

Following are the participant-directed investment vehicles provided under the Supplemental Savings Plan, and the annual rate of return for each fund for 2008: T. Rowe Price Stable Value Fund, 4.37%; T. Rowe Price Summit Cash Reserves Fund, 2.69%; PIMCO Total Return, 4.87%; American Europacific Growth Fund, -40.56%; T. Rowe Price Balanced Fund, -28.43%; PIMCO Real Return Fund, -6.39; Dodge and Cox Stock Fund, -43.31%; T. Rowe Price Equity Index Fund, -37.06%; T. Rowe Price Growth Stock Fund, -42.26%; T. Rowe Price Mid-Cap Value Fund, -34.57%; Oppenheimer Developing Markets, -48.03%; Royce Low Price Stock Fund, -35.97%; Third Avenue Real Estate Value Fund, -44.68%; Vanguard Institutional Index Fund, -36.95; JPMorgan Capital Growth Fund, -43.70; Baron Growth Fund, -39.18, and Millipore Stock Fund, -29.60%. The overall SSRP rate of return was -26.6% for 2008.

The Deferred Compensation Plan provides the same participant-directed investment selections as are provided in the Supplemental Savings Plan, with the exception of the Millipore Stock Fund, which is not available under the Deferred Compensation Plan. The calculation of earnings is based on the same methodology described for the Supplemental Savings Plan.

(4)	Aggregate balances for Dr. Madaus, Mr. Wagner, Mr. Baly, and Mr. Kershaw include amounts of $856,372, $129,344, $1,195,394, and $165,701 respectively, which were reported as compensation in the Summary Compensation Table for 2008 and for prior years in which the executive officer was a named executive officer. The aggregate balance for Mr. Sam includes $48,173, which is reported as compensation in the 2008 Summary Compensation Table.

MILLIPORE PROXY STATEMENT	33

Potential Payments Upon Termination or Change of Control

The tables below reflect the amount of compensation that would be paid to each of the named executive officers of the Company in the event of termination of such executive’s employment for the following reasons: involuntary for Cause; involuntary without Cause/voluntary for Good Reason; involuntary without Cause with a change in control (referred to in the tables below as “involuntary without Cause (with CIC)”); disability; death and voluntary resignation or retirement. The amounts shown assume that termination of the executive officer’s employment was effective as of December 31, 2008, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company. Equity values reflect the in-the-money value using a $51.52 share price, the price of Millipore Common Stock on December 31, 2008.

Executive Termination Agreements

The Executive Termination Agreement provides that if an impending change of control (as defined in the Executive Termination Agreement) occurs, the executive agrees to remain employed by the Company through the period ending 180 days following the occurrence of any change of control (as defined in the Executive Termination Agreement) or, if earlier, the date on which the Board determines that there is no longer any threat or likelihood of a change of control. Generally, no benefits are payable under the Executive Termination Agreement unless a change of control occurs. If the executive is terminated without cause or terminates with good reason during an impending change of control, the termination will be deemed to have occurred following a change in control if the termination or the circumstances giving rise to good reason are at the direction of a person or entity central to the impending change of control, as defined in the Executive Termination Agreement. The Executive Termination Agreement provides that in the event of the executive’s termination of employment within two years following a change of control, unless such termination is by the Company for cause, due to the executive’s disability, by reason of the executive’s death, or by the executive without good reason (each as defined in the Executive Termination Agreement), the executive is entitled to the following payments and benefits:

■

a lump sum severance amount equal to 3.00 (2.00, in the case of all NEOs other than the Chief Executive Officer) times the sum of (1) the current base salary, plus (2) the greater of (a) the average actual bonus earned in respect of the three most recently completed years prior to termination of employment and (b) the target annual bonus for the year in which the termination of employment occurs;

■	a pro-rata target annual bonus for the year in which termination of employment occurs; and

■

continuation of the Company’s standard group employee insurance coverages (e.g., health, dental, disability and life) for the executive and his family for a period of three years (two years for all NEOs other than the Chief Executive Officer), or, if earlier, until the date that the executive receives from another employer not less favorable benefits

The Executive Termination Agreement provides that upon a change of control, unvested equity accelerates only upon a “double trigger” where the executive must be terminated without cause or terminate with good reason. In the event that the surviving corporation or acquiring company refuses to assume or replace outstanding equity, all outstanding stock options become fully vested and immediately exercisable and all restrictions on restricted stock shall lapse. In addition, the executive receives a full gross-up payment for any excise tax imposed under Section 4999 of the Internal Revenue Code, and any taxes, interest and penalties imposed with respect to such excise tax, such that the executive is placed in the same after-tax position as he would have been in had no excise tax been imposed.

34	MILLIPORE PROXY STATEMENT

Officer Severance Agreements

The Officer Severance Agreements provide the executives with certain severance benefits in the event of a termination of employment in the absence of a change of control. An officer cannot receive duplicate benefits under both the Executive Termination Agreement and the Officer Severance Agreement. In the event of the executive’s termination of employment by the Company other than for cause and other than due to the executive’s death or disability, the executive is entitled to the following payments and benefits:

■

an amount equal to 2.00 (in the case of all NEOs other than the Chief Executive Officer, the severance multiple will be the sum (but not more than 2.00) of (1) one plus (2) the quotient obtained by dividing the number of the executive’s full years of service as of the date of termination of employment by 12) times the sum of (a) the current base salary and (b) the annual target bonus for the year in which termination of employment occurs. The executive will receive base salary continuation during the six month period following termination and the remaining severance value will be paid as a lump sum after the six month period.

■	a pro-rata target annual bonus for the year in which termination of employment occurs;

■

continuation of the Company’s standard group employee insurance coverages (e.g., health, dental, disability and life) for the executive and his family as made available to the Company’s active employees for a period of two years (in the case of all officers other than the Chief Executive Officer, the period will be the same as the severance multiple, expressed in full and partial years), or, if earlier, until the date that the executive receives from another employer not less favorable benefits;

■

outplacement services for the one year period following termination, duration of the severance period. The total value of outplacement services is not to exceed the lesser of 10% of salary plus target bonus or $50,000.

■	For equity awards granted prior to 2007,

■

50% of the executive’s then outstanding unvested stock options shall vest and become exercisable as of the date of termination of employment (and remain exercisable for up to six months thereafter) but in no event later than the originally scheduled expiration date of the stock option; and

■

50% of the executive’s then outstanding shares of restricted stock (and 50% of any other then outstanding unvested equity-based awards) shall vest and any restrictions on such restricted stock shall lapse; and

■	For equity awards granted after 2006:

■	50% of the executive’s then outstanding unvested stock options shall vest and become exercisable as of the date of termination of employment

■	For restricted stock or restricted stock units a portion of unvested shares or units will vest at termination and any restrictions shall lapse as outlined below:

■	25% for shares granted within one year preceding termination

■	50% for shares granted more than one year, but less than two years prior to termination

■	75% for shares granted more than two years, but less than three years prior to termination

■	All salary and accrued vacation earned through the date of termination of employment

No benefits are payable under the Officer Severance Agreement in the event the executive’s employment is terminated by reason of his voluntary resignation, death or disability or by the Company for cause.

As a condition to receive benefits under both the Executive Termination Agreement and the Officer Severance Agreement, the executive agrees to a non-competition and non-solicitation restriction during the severance period, as defined in the Officer Severance Agreement.

MILLIPORE PROXY STATEMENT	35

Death and Disability

A termination of employment due to death or disability does not entitle the executive officers to any payments or benefits that are not available to all U.S. employees generally.

For certain executives, the value of pension death benefits exceeds the value of pension benefits under the other termination scenarios. Generally, the Retirement Plan only provides benefits to the extent benefits under the Participation Plan are inadequate to provide the minimum level of benefits specified by the Retirement Plan. However, for purposes of determining the adequacy of Participation Plan benefits, the Retirement Plan provides that Participation Plan benefits are less adequate in pre-retirement death benefit situations than in other types of employee termination. Thus, the Retirement Plan generally provides pre-retirement death benefits that exceed the benefits payable under other termination scenarios. In addition, the difference in the ages of the executive and his or her spouse can cause the pre-retirement death benefit under the Retirement Plan to exceed the value of the benefit payable under other termination scenarios. As the pertinent provisions of the Supplemental Retirement Plan and Supplemental Participation Plan mirror the provisions of the Retirement Plan and Participation Plan, respectively, pre-retirement death benefits under the Supplemental Retirement Plan generally exceed the benefits payable from the Supplemental Retirement Plan under other termination scenarios.

Vested Accrued Benefits; Stock Options; Restricted Stock Units

The amounts shown in the tables do not include the payment to the executive officer of vested accrued benefits under the Company’s Non-Qualified Deferred Compensation Plans and Supplemental Retirement Plan; and the officer’s entitlement to exercise stock options currently vested. Those benefits are shown in the tables captioned: “Outstanding Equity Awards at December 31, 2008”; “Pension Benefits”; and “Non-Qualified Deferred Compensation.”

Martin D. Madaus

The following table shows potential incremental payments to Martin D. Madaus, Chairman of the Board, President and Chief Executive Officer of Millipore, upon his termination of employment for the reasons indicated below.

	Involuntary For Cause	Involuntary w/out Cause/ Voluntary for Good Reason	Involuntary Without Cause (w/ CIC)	Disability	Death Pre- retirement	Voluntary Resignation or Retirement
INCREMENTAL BENEFITS DUE TO TERMINATION EVENT
Cash Severance
Base Salary + Bonus	$0	$3,500,000	$5,250,000	$0	$0	$0
Pro-rata Target Bonus	$0	$875,000	$875,000	$0	$0	N/A
Total Cash Severance	$0	$4,375,000	$6,125,000	$0	$0	$0
Benefits & Perquisites
Pension	$0	$0	$0	$0	$7,107	$0
Health and Welfare Benefits	$0	$30,124	$45,187	$0	$0	$0
Outplacement	$0	$50,000	$0	N/A	N/A	N/A
Total Benefits & Perquisites	$0	$80,124	$45,187	$0	$7,107	$0
280G Tax Gross-Up	N/A	N/A	$2,886,695	N/A	N/A	N/A
Long-Term Incentives
Gain of Accelerated Stock Options	$0	$64,125	$64,125	$0	$0	$0
Value of Accelerated Restricted Stock/Units	$0	$1,383,737	$2,905,934	$2,905,934	$2,905,934	$0
Total Value of Accelerated Equity Grants	$0	$1,447,862	$2,970,059	$2,905,934	$2,905,934	$0
Total Value: Incremental Benefits	$0	$5,902,986	$12,026,941	$2,905,934	$2,913,041	$0

*	The acceleration of long-term incentives upon a change in control does not require a termination of employment. As of December 31, 2008, the acceleration of long-term incentives alone would not result in excise tax under Section 4999 of the Internal Revenue Code.

36	MILLIPORE PROXY STATEMENT

Charles F. Wagner, Jr.

The following table shows potential incremental payments to Charles F. Wagner, Jr., Vice President and Chief Financial Officer, upon his termination of employment for the reasons indicated below.

	Involuntary For Cause	Involuntary w/out Cause/ Voluntary for Good Reason	Involuntary Without Cause (w/CIC)	Disability	Death Pre- retirement	Voluntary Resignation or Retirement
INCREMENTAL BENEFITS DUE TO TERMINATION EVENT
Cash Severance
Base Salary + Bonus	$0	$1,011,281	$1,348,375	$0	$0	$0
Pro-rata Target Bonus	$0	$288,938	$288,938	$0	$0	N/A
Total Cash Severance	$0	$1,300,219	$1,637,313	$0	$0	$0
Benefits & Perquisites
Pension	$0	$0	$0	$0	$0	$0
Health and Welfare Benefits	$0	$22,487	$29,982	$0	$0	$0
Outplacement	$0	$50,000	$0	N/A	N/A	N/A
Total Benefits & Perquisites	$0	$72,487	$29,982	$0	$0	$0
280G Tax Gross-Up	N/A	N/A	$690,417	N/A	N/A	N/A
Long-Term Incentives
Gain of Accelerated Stock Options	$0	$12,250	$0	$0	$0	$0
Value of Accelerated Restricted Stock/Units	$0	$365,019	$771,151	$771,151	$771,151	$0
Total Value of Accelerated Equity Grants	$0	$377,269	$771,151	$771,151	$771,151	$0
Total Value: Incremental Benefits	$0	$1,749,975	$3,128,863	$771,151	$771,151	$0

*	The acceleration of long-term incentives upon a change in control does not require a termination of employment. As of December 31, 2008, the acceleration of long-term incentives alone would not result in excise tax under Section 4999 of the Internal Revenue Code.

Dominique F. Baly

Mr. Baly separated from service with Millipore on December 31, 2008. All termination and severance amounts accrued for Mr. Baly in 2008 are set forth in the Summary Compensation Table for 2008. All accelerated RSU grants are set forth in the Aggregate Option Exercises and Stock Vested in Fiscal Year 2008 table. Accelerated option awards are identified in the Outstanding Equity Awards at December 31, 2008 table. Mr. Baly was provided benefits pursuant to his Officer Severance Agreement as set forth in the “Potential Payments Upon Termination or Change in Control” – ” Officer Severance Agreements” section above.

Gregory J. Sam

Mr. Sam separated from service with Millipore on December 31, 2008. All termination and severance amounts accrued for Mr. Sam in 2008 are set forth in the Summary Compensation Table for 2008. All accelerated equity grants are set forth in the Aggregate Option Exercises and Stock Vested in Fiscal Year 2008 table. Accelerated option awards are identified in the Outstanding Equity Awards at December 31, 2008 table. Mr. Sam was provided benefits pursuant to his Officer Severance Agreement as set forth in the “Potential Payments Upon Termination or Change in Control” – ” Officer Severance Agreements” section above.

MILLIPORE PROXY STATEMENT	37

Peter C. Kershaw

The following table shows potential incremental payments to Peter C. Kershaw, Vice President, Global Supply Chain, upon his termination of employment for the reasons indicated below.

	Involuntary For Cause	Involuntary w/out Cause/ Voluntary for Good Reason	Involuntary Without Cause (w/ CIC)	Disability	Death Pre- retirement	Voluntary Resignation or Retirement
INCREMENTAL BENEFITS DUE TO TERMINATION EVENT
Cash Severance
Base Salary + Bonus	$0	$694,052	$1,041,077	$0	$0	$0
Pro-rata Target Bonus	$0	$205,061	$205,061	$0	$0	N/A
Total Cash Severance	$0	$899,113	$1,246,138	$0	$0	$0
Benefits & Perquisites
Pension	$0	$0	$0	$0	$31,404	$0
Health and Welfare Benefits	$0	$13,905	$20,858	$0	$0	$0
Outplacement	$0	$50,000	$0	N/A	N/A	N/A
Total Benefits & Perquisites	$0	$63,905	$20,858	$0	$31,404	$0
280G Tax Gross-Up	N/A	N/A	$0	N/A	N/A	N/A
Long-Term Incentives
Gain of Accelerated Stock Options	$0	$12,250	$0	$0	$0	$0
Value of Accelerated Restricted Stock/Units	$0	$348,597	$735,396	$735,396	$735,396	$0
Total Value of Accelerated Equity Grants	$0	$360,847	$735,396	$735,396	$735,396	$0
Total Value: Incremental Benefits	$0	$1,323,865	$2,002,392	$735,396	$766,800	$0

*	The acceleration of long-term incentives upon a change in control does not require a termination of employment. As of December 31, 2008, the acceleration of long-term incentives alone would not result in excise tax under Section 4999 of the Internal Revenue Code.

38	MILLIPORE PROXY STATEMENT

Compensation of Non-Employee Directors

Annual compensation for non-employee Directors for 2008 was comprised of the following components: cash compensation, consisting of annual retainer, meeting and committee fees and with respect to Mr. Booth, fees for rendering services as the Lead Director. In 2008, Directors were also awarded equity compensation, consisting of non-qualified stock options and restricted stock units granted under the terms of the Millipore Corporation 2008 Stock Incentive Plan (the “2008 Plan”), and non-qualified deferred compensation earnings, as more fully described below. Non-employee Directors are not eligible to participate in Millipore’s benefit plans.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)	Total ($)
Daniel Bellus	73,000	42,635	56,637	–	–	172,272
Robert C. Bishop	83,000	42,635	56,637	5,736	–	188,008
Melvin D. Booth	92,000	42,635	56,637	–	–	191,272
Rolf A. Classon	73,000	42,635	76,586	–	–	192,221
Maureen A. Hendricks	83,875	42,635	56,637	5,643	–	188,790
Mark Hoffman	84,000	42,635	56,637	–	–	183,272
John F. Reno	100,750	42,635	56,637	–	–	200,022
Edward M. Scolnick	71,875	42,635	56,637	–	–	171,147
Karen E. Welke	85,750	42,635	56,637	–	–	185,022

(1)	On February 14, 2008, the Board approved cash compensation for Board and committee services by non-employee directors as follows, effective for the next quarterly payment: Each non-employee Director shall receive a fixed annual retainer of $60,000 (increased from $48,000), and is entitled to receive additional annual compensation for services on a committee. The non-employee Lead Director of the Board shall, in addition to the base annual fee, receive an annual fee of $35,000 (unchanged) for such service. Members of the Audit and Finance Committee shall receive an annual fee of $18,000 (unchanged). Members of the Management Development and Compensation Committee shall receive an annual fee of $12,000 (unchanged). Members of the Governance and Public Policy Committee and the Technology Committee shall receive an annual fee of $8,000 (unchanged) for each committee membership. The chair of the Audit and Finance Committee shall, in addition to the base annual fee, receive an annual fee of $15,000 (increased from $10,000). The chair of the Management Development and Compensation Committee shall, in addition to the base annual fee, receive an annual fee of $10,000 (increased from $5,000). The chair of each of the Governance and Public Policy Committee and the Technology Committee shall, in addition to the base annual fee, receive an annual fee of $7,500 (increased from $5,000). Board and committee fees are paid quarterly, except for deferred fees. Dr. Madaus receives no additional compensation for services as a Director.
(2)	The amounts included in the “Stock Awards” column represent the dollar amount recognized for financial statement reporting purposes, in accordance with FAS 123R (prior to consideration of forfeitures), for stock awards granted in fiscal 2008 and prior years pursuant to the terms of the 2008 Plan and in prior years pursuant to the terms of the Millipore Corporation 1999 Stock Incentive Plan (the “1999 Plan”) .. For a discussion of valuation assumptions, see footnote 12 to the Company’s 2008 Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on February 27, 2009. On February 15, 2008, the Board determined that each director will receive an annual equity award with a grant date fair value of $140,000 to be comprised of 50% restricted stock units and 50% options, both of which will vest in equal installments over four years. On December 31, 2008, each director held 2,022 RSUs.
(3)	The amounts included in the “Option Awards” column represent the dollar amount recognized for financial statement reporting purposes, in accordance with FAS 123R (prior to consideration of forfeitures), for stock option awards granted in fiscal 2008 and prior years. For a discussion of valuation assumptions, see footnote 12 to the Company’s 2008 Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on February 27, 2009. On February 15, 2008, the Board determined that each director will receive an annual equity award with a grant date fair value of $140,000 to be comprised of 50% restricted stock units and 50% options, both of which will vest in equal installments over four years. On December 31, 2008, directors held options to purchase shares of Millipore Corporation Common Stock as follows: Dr. Bellus, 11,387 shares; Dr. Bishop, 17,536 shares; Mr. Booth, 8,750 shares; Mr. Classon, 5,625 shares; Mrs. Hendricks, Mr. Hoffman and Mr. Reno, 17,536 shares, each; Dr. Scolnick, 15,274 shares; and Ms. Welke, 12,750 shares.
(4)	The amounts included represent above-market earnings on compensation deferred on a basis that is not tax-qualified for Mr. Bishop and Mrs. Hendricks.

MILLIPORE PROXY STATEMENT	39

Certain Relationships and Related Transactions

Millipore has adopted a code of ethics that applies to our principal executive officer, our principal financial officer, and our principal accounting officer, as well as to our other employees. This code of ethics consists of our Corporate Compliance Policy, our Employee Code of Conduct and our Rules of Conduct. Millipore has also adopted a Director Code of Conduct that applies to each director. Millipore has adopted these codes in order to maintain the highest standards of business and professional conduct and ethical integrity to reflect and promote Millipore’s core values. (These documents are located on the Millipore website: www.millipore.com) The codes describe Millipore’s expectation that all officers and employees who may have a potential or apparent conflict of interest to notify the General Counsel. Further, to identify related person transactions, each year, Millipore requires its directors and officers to complete a questionnaire identifying any transactions with us in which the officer or director or their family members have an interest. In assessing such transactions, the Board of Directors and/or the applicable, authorized committee are guided by the New York Stock Exchange rules on director independence, the statutory provisions in the Sarbanes-Oxley Act of 2002 relating to the independence of directors and pertinent SEC rules. In determining whether to approve or ratify an interested transaction, the Board of Directors or the applicable, authorized committee takes into account such factors as they deem appropriate, which may include whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Rolf A. Classon, a Director of Millipore since December 2005, retired as Chairman and President of Bayer Healthcare LLC in July 2004. He is currently a member of the Supervisory Board of Bayer Healthcare AG. During 2008, Bayer AG (including Bayer Healthcare LLC) purchased a total of $15.6 million of products from Millipore. The relationship between Millipore and Bayer predates Mr. Classon’s election as a Director. Purchases by Bayer AG (including Bayer Healthcare LLC) do not exceed the independence thresholds contained in the listing standards. The Board has considered the nature of Mr. Classon’s relationship and has determined that they do not compromise the ability of Mr. Classon to be independent of management, nor does this relationship affect the “independence” of Mr. Classon under applicable regulations of the Securities Exchange Act of 1934, as amended, and the NYSE listing standards applicable to corporate governance.

During 2008, Millipore employees had hotel accommodations and business functions at one or more hotels located in close proximity to its wholly-owned subsidiary Millipore SAS in Molsheim, France. These hotels are owned by a brother of Dominique F. Baly, a Vice President of Millipore in 2008.

40	MILLIPORE PROXY STATEMENT

Ownership of Millipore Common Stock

Management Ownership of Millipore Common Stock

The following table sets forth information concerning the number of shares of Millipore Common Stock, $1.00 par value, beneficially owned, directly or indirectly, by each Director or nominee; each of the five most highly compensated executive officers and all directors and executive officers as a group on March 16, 2009. This information is based on information provided by each Director, nominee and executive officer and the listing of such securities is not necessarily an acknowledgment of beneficial ownership. Unless otherwise indicated by footnote, the Director, nominee or officer held sole voting and investment power over such shares.

Name of Beneficial Owner	Amount and Nature of Shares Beneficially Owned(1)		% of Class
Dominique F. Baly	51,115		*
Daniel Bellus	16,191		*
Robert C. Bishop	28,394		*
Melvin D. Booth	12,832		*
Rolf A. Classon	11,582		*
Maureen A. Hendricks	32,355		*
Mark Hoffman	46,296		*
Peter C. Kershaw	59,792		*
Martin D. Madaus	260,427		*
John F. Reno	31,966		*
Greg Sam	31,508		*
Edward M. Scolnick	20,242		*
Charles F. Wagner, Jr.	105,370		*
Karen E. Welke	17,232		*
All Directors and Executive Officers as a Group (21 persons including those listed above)	1,034,498	(2)

*	None of these officers or directors owns as much as 1.0% of Millipore Common Stock.
(1)	Included in the shares listed as beneficially owned are (i) shares subject to stock options under the Millipore Corporation 2008 Stock Incentive Plan, the Millipore Corporation 1999 Stock Incentive Plan, and the predecessor 1989 and 1999 Stock Option Plans for Non-Employee Directors, which the following non-employee Directors have the right to acquire within 60 days of March 16, 2009: Dr. Bellus, 14,189 shares; Mr. Booth, 11,552 shares; Mr. Classon, 7,802 shares; Dr. Bishop, Mrs. Hendricks and Messrs. Hoffman and Reno, 18,076 shares, respectively; Dr. Scolnick, 18,076 shares; and Ms. Welke, 15,552 shares; and the vesting of 660 restricted stock units to each of the named non-employee Directors; (ii) shares subject to stock options under the Millipore Corporation 1999 Stock Incentive Plan which the following executive officers have the right to acquire within 60 days of March 16, 2009: Dr. Madaus, 242,284 shares; Mr. Wagner, 102,178 shares; Mr. Baly, 26,381 shares; Mr. Sam, 30,091 shares; and Mr. Kershaw, 56,532 shares.

Included in the shares listed as beneficially owned are deferred compensation phantom stock units (“Purchased Units”) credited to the accounts of the following non-employee Directors: Dr. Bellus, 721.80 units; Dr. Bishop, 4,677.17 units; Mrs. Hendricks, 6,376.46 units; Mr. Hoffman, 2,887.8 units; Mr. Reno, 9,010.11 units and Dr. Scolnick, 885.67 units. Prior to June 2002, non-employee directors could elect to defer all or any portion of their fees into Purchased Units (based upon 100% of the fair market value of Millipore Common Stock on the conversion dates specified in the agreements as well as purchased units equivalent to dividends declared on Millipore stock prior to June 2002). Purchased Units are payable only in cash upon the Director’s retirement or earlier termination of service from the Board of non-employee Directors or in the event of a merger, consolidation, statutory share exchange, sale of assets or other corporate transaction, subject to 409A as applicable. The Board voted to discontinue the deferral of non-employee Directors’ fees into Purchased Units in June 2002.

(2)	Includes 888,644 shares subject to acquisition by Officers and non-employee Directors within 60 days of March 16, 2009 (“Record Date”) through the exercise of stock options and the vesting of restricted stock units. The foregoing aggregate figure represents approximately 1.8% of the issued and outstanding stock on the Record Date (approximately 56,306,778 shares), adjusted to include the number of options exercisable and vesting of Restricted Stock Units within 60 days of the Record Date for each beneficial owner whose ownership is being reported.

MILLIPORE PROXY STATEMENT	41

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Millipore’s directors and officers and persons who own more than 10 percent of Millipore’s Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Millipore Common Stock. Millipore is required to disclose in its proxy statement any failure to file these reports by the required due dates. Millipore believes that its directors, officers and 10 percent shareholders complied with these filing requirements for the fiscal year 2008, with the following exceptions: On March 5, 2008, Mr. Baly, Mr. Bonnevier, Mr. Kershaw, Dr. Madaus, Mr. Rudin, Mr. Sam, and Mr. Wagner each filed a Form 4/A reporting a single transaction, the vesting of Restricted Stock Units, that was inadvertently omitted from a Form 4 filed on February 19, 2008. On March 5, 2008, Mr. Ide filed a Form 4 reporting the vesting of Restricted Stock Units on January 3, 2008. On August 12, 2008, Mr. Mattacchione filed a Form 4 reporting a grant of Restricted Stock Units on July 29, 2008. On August 15, 2008, Mr. Classon filed a Form 4 reporting the purchase of Millipore stock on August 11, 2008. On December 5, 2008, Mr. Mangeolle filed a Form 4 reporting the vesting of Restricted Stock Units on October 20, 2008.

Other Principal Holders of Millipore Common Stock

As of March 16, 2009 the following persons are believed by Millipore to be the beneficial owners of more than 5% of Millipore Common Stock, Millipore’s only class of voting securities, based upon information received from the above beneficial owners and Schedules 13G and 13G/A reports filed with the Securities and Exchange Commission.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class

Primecap Management Company (1)	4,962,361	8.98%
225 South Lake Avenue, Ste. 400
Pasadena, CA 91101

T. Rowe Price Associates, Inc. (2)	4,961,762	8.8%
100 E. Pratt Street
Baltimore, MD 21202

Blue Ridge Limited Partnership (3)	3,020,000	5.47%
660 Madison Avenue, 20th Floor
New York, NY 10021

The Growth Fund of America, Inc. (4)	2,971,599	5.4%
333 South Hope Street
Los Angeles, CA 90071

UBS AG (5)	2,912,916	5.3%
Bahnhofstrasse 45
PO Box CH-8021
Zurich, Switzerland

(1)	Based on a Schedule 13G dated February 5, 2009 and filed with the SEC, of the shares reported as beneficially owned by Primecap Management Company, a registered investment company, it has sole power to vote or direct the vote of 902,511 of such shares and sole power to dispose of or to direct the disposition of all of such shares. Based on a Schedule 13G dated February 13, 2009, of the total number of shares reported by Primecap Management, Vanguard Chester Funds – Vanguard Primecap Fund of Malvern, PA reports as beneficially owned 2,820,000 shares over which it has sole power to vote or direct the vote of such shares (5.11% of class).
(2)	Based on a Schedule 13G dated February 13, 2009 and filed with the SEC, these securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements under the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owners of such securities.
(3)

Based on a Schedule 13G dated October 16, 2008 and filed with the SEC, Blue Ridge Limited Partnership and Blue Ridge Capital Holdings LLC each has shared voting and dispositive power over 1,869,900 shares of Common Stock. Blue Ridge Capital Offshore Holdings LLC and Blue Ridge Offshore

42	MILLIPORE PROXY STATEMENT

Master Limited Partnership each has shared voting and dispositive power over 1,150,100 shares of Common Stock. John A. Griffin has shared voting and dispositive power over 3,020,000 shares of Common Stock. Blue Ridge Capital Holdings LLC is the general partner of Blue Ridge Limited Partnership. Mr. Griffin is the sole managing member of Blue Ridge Capital Holdings LLC. Mr. Griffin and Blue Ridge Capital Holdings LLC share investment and voting control over shares held by Blue Ridge Limited Partnership. Blue Ridge Capital Offshore Holdings LLC is the general partner of Blue Ridge Offshore Master Limited Partnership. Mr. Griffin is the sole managing member of Blue Ridge Capital Offshore Holdings LLC. Mr. Griffin and Blue Ridge Capital Offshore Holdings LLC share investment and voting control over shares held Blue Ridge Offshore Master Limited Partnership.

(4)	Based on a Schedule 13G dated February 6, 2009 and filed with the SEC, the Growth Fund of America, Inc., an investment company registered under the Investment Company Act of 1940, which is advised by Capital Research and Management Company (“CRMC”), is the beneficial owner of 2,971,599 shares of Common Stock. CRMC manages equity assets for various investment companies through two divisions, Capital Research Global Investors and Capital World Investors. These divisions generally function separately from each other with respect to investment research activities and they make investment decisions and proxy voting decisions for the investment companies on a separate basis.
(5)	Based on a Schedule 13G dated February 6, 2009 and filed with the SEC, UBS AG, through certain of its affiliates, beneficially owned and shared voting power for an aggregate of 2,912,916 shares of Common Stock, and it had sole voting power for an aggregate of 2,663,096 of such shares. UBS AG disclaims beneficial ownership of all of these shares.

OTHER INFORMATION

Millipore’s internet website address is www.millipore.com. Millipore’s corporate governance guidelines, the charter of each of the committees of the Board of Directors, the code of ethics (consisting of the Corporate Compliance Policy, the Employee Code of Conduct and the Rules of Conduct) and the Director Code of Conduct are available in a printable version on the website. Millipore intends to post on its website any amendment to, or waiver under, a provision of the code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing an equivalent function). A shareholder may also request a printed copy of any of these documents upon request in writing to “General Counsel, Millipore Corporation, 290 Concord Road, Billerica, MA 01821.”

SHAREHOLDER PROPOSALS

The deadline for receipt of shareholder proposals for inclusion in Millipore’s Proxy Statement for fiscal year 2009 is November 27, 2009. To be included, all proposals must be in conformity with the rules of the Securities and Exchange Commission and must be received by Millipore at 290 Concord Road, Billerica, Massachusetts 01821, Attention: Jeffrey Rudin, Secretary, Millipore Corporation, on or before the foregoing date.

The deadline for receipt of timely notice of shareholder proposals for submission to the Millipore 2010 Annual Meeting of Shareholders without inclusion in Millipore’s Proxy Statement is February 10, 2010. Unless such notice is received by Millipore at 290 Concord Road, Billerica, Massachusetts 01821, Attention: Jeffrey Rudin, Secretary, Millipore Corporation, on or before the foregoing date, proxies with respect to such meeting will confer discretionary voting authority with respect to any such matter.

Under our bylaws, director nominations may be made by shareholders if notice is timely given. To be timely with respect to nominations for election at an annual meeting, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation the earlier of: (a) not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting; provided, however, that subsection (a) shall not apply if (i) there was no annual meeting in the prior year or (ii) the date of the current year’s annual meeting is more than 30 days from the anniversary date of the prior year’s annual meeting; or (b) 60 days prior to the annual meeting; provided, however, that (except as to an annual meeting held on the same date as the last annual meeting or within 7 days of that date), if less than 65 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was deposited in the United States mail or sent by electronic transmission or such public disclosure was made.

MILLIPORE PROXY STATEMENT	43

FORM 10-K ANNUAL REPORT

Millipore’s Annual Report on Form 10-K for the year ended December 31, 2008 is available on the Internet along with the proxy materials. Shareholders also may obtain without charge a copy of Millipore’s Annual Report on Form 10-K for the year ended December 31, 2008 by writing to Joshua Young, Director, Investor Relations, Millipore Corporation, 290 Concord Road, Billerica, Massachusetts 01821.

OTHER BUSINESS

The Board of Directors is not aware of any other business to come before the Annual Meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment as to such matters.

Millipore Corporation

March 27, 2009

44	MILLIPORE PROXY STATEMENT

MILLIPORE CORPORATION 290 CONCORD ROAD BILLERICA, MA 01821-7037

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Millipore Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Millipore Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MILLP1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED, DATED AND RETURNED IN THE ENCLOSED ENVELOPE.

MILLIPORE CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote “FOR” all nominees and “FOR” Proposal 2.
			☐	☐	☐
Vote On Directors
1.	Election of Directors
NOMINEES:
	01)	Rolf A. Classon
	02)	Mark Hoffman
	03)	John F. Reno
	04)	Karen E. Welke

Vote On Proposal								For	Against	Abstain

2.	Ratification of PricewaterhouseCoopers LLP as Millipore’s independent registered public accounting firm for the year 2009.							☐	☐	☐

This Proxy is solicited on behalf of the Board of Directors and unless otherwise specified in the boxes above, this proxy will be voted FOR ALL NOMINEES (Proposal 1), FOR Proposal 2 and, as to any other matter that may come before the meeting, in the discretion of the named proxies

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

MILLP2

MILLIPORE CORPORATION

Annual Meeting of Shareholders May 12, 2009

The undersigned hereby constitutes and appoints MARTIN D. MADAUS, CHARLES F. WAGNER, JR. AND JEFFREY RUDIN and each of them singly, proxies and attorneys of the undersigned with the full power of substitution, to vote all shares of Common Stock of Millipore Corporation (“Millipore”) held by the undersigned or in respect of which the undersigned would be entitled to vote or act at the Annual Meeting of Shareholders of Millipore to be held in Billerica, Massachusetts on May 12, 2009 and at any adjournments of said meeting (except as expressly limited on the reverse side) which the undersigned would possess if personally present. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.

(Continued and to be signed on reverse side)

See Reverse Side	See Reverse Side